++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus supplement and accompanying    +
+prospectus is not complete and may be changed. A registration statement       +
+relating to these securities has been filed with and has been declared        +
+effective by the Securities and Exchange Commission. This prospectus is not + +an offer to sell these securities and it is not soliciting an offer to buy +
+these securities in any state where the offer or sale is not permitted.       +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION DATED JULY 26, 2001

  PROSPECTUS SUPPLEMENT                         Filed Pursuant to Rule 424(b)(2)
  (To Prospectus Dated July 25, 2001)           Registration No. 333-64074


                                  $500,000,000
                         % Subordinated Notes due 2011

                                   --------
  The notes will bear interest at the rate of     % per year. Interest on the
notes is payable on        and        of each year, beginning on        , 2002.
The notes will mature on August   , 2011. The notes are not redeemable prior to
maturity. There is no sinking fund for the notes.

  The notes will be direct, unsecured subordinated obligations of BB&T Corporation and will rank equally with all of our other unsecured subordinated indebtedness.

  We have applied to list the notes on the Luxembourg Stock Exchange in accordance with the rules of the Luxembourg Stock Exchange.

  Neither the Securities and Exchange Commission nor any state securities commission nor the Luxembourg Stock Exchange has approved or disapproved of these notes or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

                                   --------

                                                                Per Note Total
                                                                -------- ------
Public Offering Price..........................................       %  $
Underwriting Discount..........................................       %  $
Proceeds to BB&T (before expenses).............................       %  $

  Interest on the notes will accrue from      , 2001 to the date of delivery.
Net proceeds to BB&T (after expenses) are expected to be approximately $   .

                                   --------

  The underwriters are offering the notes subject to various conditions. Delivery of the notes, in book-entry form only, will be made through The Depository Trust Company on or about August , 2001. We have applied to have the notes cleared through the Clearstream Luxembourg and Euroclear systems.

                                   --------

Salomon Smith Barney                                        BB&T Capital Markets

                                   --------

Sandler, O'Neill & Partners
         Bear, Stearns & Co. Inc.
                 UBS Warburg
                          Merrill Lynch & Co.
                                   Goldman, Sachs & Co.

       , 2001

   You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell these securities. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement and the date of the accompanying prospectus, regardless of the time of delivery of this prospectus supplement or any sales of the notes.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                           Prospectus Supplement
Incorporation of Certain Documents by Reference............................  S-3
BB&T Corporation...........................................................  S-4
Recent Developments........................................................  S-4
Selected Financial Information.............................................  S-6
Capitalization.............................................................  S-8
Use of Proceeds............................................................  S-9
Consolidated Ratios of Earnings to Fixed Charges...........................  S-9
Description of Notes.......................................................  S-9
United States Federal Taxation............................................. S-12
Underwriting............................................................... S-16
Directors and Executive Officers of BB&T Corporation....................... S-18
Notice to Canadian Residents............................................... S-18
Legal Opinions............................................................. S-19
Experts.................................................................... S-19
General Information........................................................ S-19

                                Prospectus
About this Prospectus......................................................    3
Where You Can Find More Information........................................    3
Incorporation of Certain Documents by Reference............................    3
Forward-Looking Statements.................................................    4
BB&T Corporation...........................................................    5
Use of Proceeds............................................................    7
Consolidated Ratios of Earnings to Fixed Charges...........................    7
Regulatory Considerations..................................................    8
Description of the Debt Securities.........................................    9
Description of Preferred Stock.............................................   19
Description of Depositary Shares...........................................   20
Description of Common Stock................................................   23
Description of Warrants....................................................   26
Global Securities..........................................................   28
Plan of Distribution.......................................................   32
Validity of Securities.....................................................   34
Experts....................................................................   34

                                 ------------

   In this prospectus supplement and the accompanying prospectus, the "Company," "BB&T," "we" and "us" refer to BB&T Corporation. When we refer to "you" in this prospectus supplement and the accompanying prospectus, we mean potential investors in the notes.

   The notes are offered globally for sale in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is lawful to make such offers. See "Underwriting."

   This prospectus supplement and the accompanying prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information with regard to BB&T. We confirm that the information contained in this prospectus supplement and the accompanying prospectus (including the documents incorporated herein by reference) is in all material respects true and accurate and not misleading in any material respect, and that to the best of our knowledge and belief there are no other facts or matters the omission of which would, in the context of the issue and sale of the notes, make any statement in this prospectus supplement and the accompanying prospectus misleading in any material respect, and that all reasonable inquiries have been made to ascertain such facts and matters and to ensure the accuracy of all such statements. We accept responsibility accordingly.

   We cannot guarantee that listing will be obtained on the Luxembourg Stock Exchange. Inquiries regarding our listing status on the Luxembourg Stock Exchange should be directed to our Luxembourg listing agent, Banque Internationale a Luxembourg S.A., 69, route d'Esch, L-2953 Luxembourg.

   The distribution of this prospectus supplement and prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See "Underwriting."

   References herein to "$" and "dollars" are to the currency of the United States.

   We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any document filed by BB&T at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public on the SEC's Internet web site at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information that we file with the SEC later will automatically update and supersede this information. We incorporate by reference the BB&T documents listed below and any future filings made by BB&T with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until this offering is completed.

    .  annual report on Form 10-K for the year ended December 31, 2000;

    .  quarterly report on Form 10-Q for the quarter ended March 31, 2001;
       and

    . current reports on Form 8-K filed with the SEC on January 12, 2001, January 24, 2001 (two), February 8, 2001, April 11, 2001, April 27, 2001, July 10, 2001, July 12, 2001 and July 25, 2001.

   We will provide without charge to each person (including any beneficial owner), on the written or oral request of any such person, a copy of any or all of these filings (other than exhibits to such documents, unless that exhibit is specifically incorporated by reference to that filing). Requests should be directed to: BB&T Corporation, 150 South Stratford Road, Suite 400, Winston-Salem, North Carolina 27104, Attention: Investor Relations, Telephone: 336-733-3058. In addition, such documents are also available free of charge at the office of Banque Internationale a Luxembourg S.A., 69, route d'Esch, L-2953 Luxembourg.

                                BB&T CORPORATION

   We are a financial holding company, organized in 1968 under the laws of the State of North Carolina and headquartered in Winston-Salem, North Carolina. We operate primarily through our commercial banking subsidiaries which do business in Alabama, Georgia, Kentucky, Maryland, North Carolina, South Carolina, Tennessee, Virginia, Washington, D.C. and West Virginia. Our principal banking subsidiaries, Branch Banking and Trust Company, Branch Banking and Trust Company of South Carolina and Branch Banking and Trust Company of Virginia, provide a wide range of traditional banking services to individuals and commercial customers. We are also the parent company for 14 subsidiary banks acquired through mergers with FirstSpartan Financial Corp., Century South Banks, Inc. and Virginia Capital Bancshares, Inc. These banks are expected to be merged into our principal subsidiaries based on their states of operation. Substantially all of our loans are to individuals residing in the market areas described above or to businesses that are located in this geographic area. Subsidiaries of our commercial banking units offer lease financing to commercial businesses and municipal governments, investment services (including discount brokerage services, annuities, mutual funds and government and municipal bonds), life insurance and property and casualty insurance on an agency basis and insurance premium financing. Our direct nonbank subsidiaries provide a variety of financial services including automobile lending, equipment financing, factoring, full-service securities brokerage, investment banking and corporate finance services.

   Our executive offices are located at 200 West Second Street, Winston-Salem, North Carolina 27101, and our telephone number is (336) 733-2000.

                              RECENT DEVELOPMENTS

Second Quarter Financial Results

   Net income for the second quarter of 2001 totaled $230.8 million, an increase of 32.6% compared to $174.1 million earned in the second quarter of 2000. On a diluted per share basis, net income for the 2001 quarter was $.54, an increase of 31.7% compared to $.41 earned in the comparable period in 2000. For the first six months of 2001, net income was $453.1 million, an increase of 22.8% compared to $369.0 million earned in the comparable period in 2000. On a diluted per share basis, net income was $1.06 for the six months ended June 30, 2001, an increase of 21.8% compared to $.87 earned in the comparable period in 2000.

   Our net income for the second quarter of 2001 included special items totalling $24.3 million, net of tax benefits, associated primarily with the second quarter merger with Century South Banks, Inc. and systems conversion costs related to other mergers. Excluding these special items, our earnings for the second quarter of 2001 were $255.1 million, or $.60 per diluted share. This represented an increase in earnings and diluted earnings per share of 15.9% and 15.4%, respectively, compared to earnings, excluding special items, of $220.2 million, or $.52 per diluted share, for the second quarter of 2000. For the six months ended June 30, 2001, earnings, excluding special items, were $502.4 million, or $1.18 per diluted share, which represented increases of 15.5% and 15.7%, respectively, compared to earnings, excluding special items, of $434.8 million, or $1.02 per diluted share, for the comparable period of 2000.

Recent and Pending Acquisitions

   On July 10, 2001, we announced an agreement to acquire Community First Banking Company of Carrollton, Georgia. At March 31, 2001, Community First had approximately $548.1 million in assets and operated nine banking offices in western Georgia. This acquisition will expand our presence in the metropolitan Atlanta area. On a pro forma basis as of March 31, 2001, the combined deposits of BB&T and Community First would give us the seventh largest deposit market share in Georgia, a state we entered only two years ago.

   On June 27, 2001, we completed our acquisition of Virginia Capital Bancshares of Fredericksburg, Virginia. At December 31, 2000, Virginia Capital had approximately $532.7 million in assets and operated four banking offices. Through this purchase, we attained the largest deposit market share at December 31, 2000 in the emerging high-tech center of Fredericksburg, Virginia along the I-95 corridor between Richmond and Washington, D.C.

   On June 7, 2001, we completed our acquisition of Century South Banks, Inc. of Alpharetta, Georgia. This merger expanded our Georgia franchise in the metropolitan Atlanta market, as well as in Savannah, Macon and north Georgia. At March 31, 2001, Century South had approximately $1.7 billion in assets and operated 40 banking offices.

   We also have a pending merger with F&M National Corporation of Winchester, Virginia. At December 31, 2000, F&M National had approximately $4.0 billion in assets and operated 163 banking offices, 13 mortgage banking offices, three trust offices, and six insurance offices. On a pro forma basis as of December 31, 2000, the combined deposits of BB&T and F&M National would give us the fourth largest deposit market share in Virginia and the fifth largest deposit market share in Washington, D.C.

                         SELECTED FINANCIAL INFORMATION

   The financial information which is set forth below as of and for the six months ended June 30, 2001 and 2000 has been derived from the unaudited consolidated financial data included in our current report on Form 8-K dated July 12, 2001. The financial information which is set forth below as of and for the three years ended December 31, 2000, 1999 and 1998 has been primarily derived from the consolidated financial statements and notes thereto as set forth in our current report on Form 8-K dated July 25, 2001, which restates the consolidated financial statements that are incorporated herein by reference from our annual report on Form 10-K for the year ended December 31, 2000 (as restated in a current report on Form 8-K dated April 27, 2001), to reflect our acquisition of Century South Banks, Inc. on June 7, 2001. These consolidated financial statements have been audited by Arthur Andersen LLP, independent certified public accountants. Results for the six months ended June 30, 2001 are not necessarily indicative of the results that may be expected for any other interim period or for the year 2001 as a whole. Our current reports on Form 8-K and annual report on Form 10-K are incorporated herein by reference. All of the consolidated financial information presented below is qualified in its entirety by the detailed information and financial statements included in the documents referred to under "Incorporation of Certain Documents by Reference" in this prospectus supplement.

                     BB&T--Historical Financial Information
                 (Dollars in thousands, except per share data)

                              As of / For the
                             Six Months Ended           As of / For the Years Ended
                                 June 30,                      December 31,
                          ------------------------  -------------------------------------
                             2001         2000         2000         1999         1998
                          -----------  -----------  -----------  -----------  -----------
Income Statement Data:
 Total interest income..  $ 2,349,716  $ 2,207,659  $ 4,597,478  $ 3,989,266  $ 3,696,093
 Total interest
  expense...............    1,259,535    1,134,620    2,451,911    1,942,278    1,827,849
                          -----------  -----------  -----------  -----------  -----------
 Net interest income....    1,090,181    1,073,039    2,145,567    2,046,988    1,868,244
 Provision for loan and
  lease losses..........       84,924       56,526      142,227      122,034      120,251
                          -----------  -----------  -----------  -----------  -----------
 Net interest income af-
  ter provision for loan
  and lease losses......    1,005,257    1,016,513    2,003,340    1,924,954    1,747,993
 Noninterest income.....      652,065      454,931      800,912      907,112      724,076
 Noninterest expense....    1,022,973      926,864    1,869,762    1,746,850    1,471,423
 Provision for income
  taxes.................      181,221      175,620      287,894      353,433      322,282
                          -----------  -----------  -----------  -----------  -----------
 Net income.............  $   453,128  $   368,960  $   646,596  $   731,783  $   678,364
                          ===========  ===========  ===========  ===========  ===========
 Earnings excluding
  special items (1).....  $   502,402  $   434,799  $   905,972  $   793,507  $   696,291
                          ===========  ===========  ===========  ===========  ===========
Balance Sheet Data:
 Total assets...........  $64,733,769  $58,238,087  $62,575,133  $55,898,957  $50,912,685
 Securities.............   14,649,524   13,622,200   14,681,127   13,434,673   12,572,726
 Loans and leases, net
  of unearned income....   44,554,348   39,867,756   42,526,421   37,689,552   34,258,615
 Deposits...............   41,384,758   38,846,212   40,513,286   36,366,111   35,272,119
 Long-term debt.........   10,864,249    7,628,326    8,625,100    6,197,118    5,540,158
 Shareholders' equity...    5,441,792    4,513,383    5,033,834    4,289,469    4,266,465
Performance Ratios:
 Net income as a
  percentage of: (2)
 Average total assets...         1.44%        1.31%        1.11%        1.36%        1.41%
 Average shareholders'
  equity................        17.69        16.84        14.23        17.11        17.07
 Earnings excluding spe-
  cial items as a per-
  centage
   of: (1)(2)
 Average total assets...         1.60         1.54         1.56         1.48         1.45
 Average shareholders'
  equity................        19.62        19.85        19.94        18.55        17.52
 Net interest margin....         4.10         4.23         4.20         4.28         4.34
 Efficiency (1)(3)......        51.3         53.7         52.1         54.7         54.5
Asset Quality Ratios:
 (4)
 Net charge-offs /
  average loans and
  leases................          .31%         .23%         .27%         .27%         .28%
 Nonperforming assets...  $   281,768  $   168,430  $   213,968  $   172,033  $   179,500
 Nonperforming assets /
  loans and leases plus
  foreclosed property...          .63%         .42%         .50%         .46%         .52%
 Allowance for losses /
  loans and leases......         1.32         1.29         1.29         1.33         1.36
 Allowance for losses /
  nonaccrual and re-
  structured
  loans and leases......         2.49x        3.82x        3.28x        3.68x        3.43x
Capital Ratios:
 Tier 1 risk-based
  capital...............         9.5 %       10.1 %        9.4 %       10.1 %       11.2 %
 Total risk-based
  capital...............        11.8         12.9         12.1         13.2         14.9
 Tier 1 leverage........         7.1          7.3          7.2          7.2          7.6

--------
(1) Excludes the effect of special items which are principally related to expenses and charges incurred in connection with the consummation and integration of mergers and acquisitions in all periods except 2001 and 2000. In addition to expenses and charges principally related to the consummation and integration of mergers, the special items incurred in 2001 also include gains from an investment in an electronic transaction processing company. The special items incurred in 2000 also include losses incurred in the restructuring of the fixed income investment securities portfolio during the second and third quarters in addition to expenses and changes primarily related to mergers and acquisitions. Special items are not separately classified in our consolidated financial statements and notes thereto as set forth in our current report on Form 8-K dated July 25, 2001.
(2) Returns for the six-months periods of 2001 and 2000 are annualized.
(3) Excludes all securities gains (losses), foreclosed property expense and special items.
(4) Items referring to loans and leases are net of unearned income and include loans held for sale.

                                 CAPITALIZATION

   The following table sets forth the consolidated capitalization of BB&T and its subsidiaries at June 30, 2001 and as adjusted as of that date to give effect to the offering of the notes pursuant to this prospectus supplement and the application of the net proceeds therefrom. The table should be read in conjunction with our consolidated financial statements and notes thereto and consolidated financial data included in the documents incorporated by reference herein. See "Incorporation of Certain Documents by Reference" in this prospectus supplement. All dollar amounts are stated in thousands of U.S. dollars. Other than as set forth in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein, there has been no material change in our capitalization since June 30, 2001.

                                                             June 30, 2001
                                                        ------------------------
                                                          Actual     As Adjusted
                                                        -----------  -----------
Long-term Debt:
  Long-term debt....................................... $10,864,249  $10,864,249
   % Subordinated Notes due 2011.......................         --       500,000
                                                        -----------  -----------
    Total long-term debt............................... $10,864,249  $11,364,249
                                                        -----------  -----------
Shareholders' Equity:
  Common stock, $5 par value, 1,000,000,000 shares
   authorized; 424,987,963 issued and outstanding...... $ 2,124,940  $ 2,124,940
  Additional paid-in capital...........................     421,070      421,070
  Retained earnings....................................   2,655,397    2,655,397
  Unearned income and unvested restricted stock........      (4,600)      (4,600)
  Accumulated other nonshareholder changes in equity,
   net of deferred income taxes........................     244,985      244,985
                                                        -----------  -----------
  Total shareholders' equity........................... $ 5,441,792  $ 5,441,792
                                                        -----------  -----------
  Total long-term debt and shareholders' equity........ $16,306,041  $16,806,041
                                                        ===========  ===========
Capital Ratios(1):
  Tier 1 risk-based capital............................        9.5%         9.5%
  Total risk-based capital.............................       11.8%        12.9%
  Tier 1 leverage......................................        7.1%         7.1%

--------
(1) Capital ratios shown in the "As Adjusted" column reflect use of the estimated net proceeds from the sale of the notes offered by this prospectus supplement to reduce short-term borrowings.

   As of June 30, 2001, we had $5.6 billion of commercial paper and other short-term notes payable outstanding and our total capitalization was $21.9 billion.

                                USE OF PROCEEDS

   We will use the net proceeds (estimated to be approximately $      ) from
the sale of the notes for general corporate purposes. Our general corporate purposes may include acquisitions of other companies or their assets, repurchasing shares of our common stock, and extending credit to or funding investments in our subsidiaries. The precise amounts and timing of our use of the net proceeds will depend upon our, and our subsidiaries', funding requirements and the availability of other funds. Until we use the net proceeds from the sale of the notes for general corporate purposes, we will use the net proceeds to reduce our short-term indebtedness or for temporary investments.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

   The consolidated ratio of earnings to fixed charges for BB&T and its subsidiaries for the periods indicated below was as follows:

                                          Six
                                        Months
                                         Ended
                                       June 30,    Year Ended December 31,
                                       ----------  ----------------------------
                                       2001  2000  2000  1999  1998  1997  1996
                                       ----  ----  ----  ----  ----  ----  ----
Earnings to fixed charges:
  Excluding interest on deposits...... 2.39x 2.31x 2.05x 2.58x 2.75x 2.54x 2.58x
  Including interest on deposits...... 1.50  1.48  1.38  1.55  1.54  1.49  1.50

   For purposes of computing these ratios, earnings represent income from continuing operations before extraordinary items and cumulative effects of changes in accounting principles plus income taxes and fixed charges (excluding capitalized interest). Fixed charges, excluding interest on deposits, represent interest (other than on deposits, but including capitalized interest), one-third (the proportion representative of the interest factor) of rents and all amortization of debt issuance costs. Fixed charges, including interest on deposits, represent all interest, one-third (the proportion representative of the interest factor) of rents and all amortization of debt issuance costs.

                              DESCRIPTION OF NOTES

   The following description of the particular terms of the % Subordinated Notes due 2011 offered hereby (referred to in the accompanying prospectus as the Offered Securities) supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities and the specific terms and conditions of the subordinated debt securities set forth in the accompanying prospectus, to which descriptions reference is hereby made. Capitalized terms used and not defined herein have the meanings set forth in the accompanying prospectus.

   The notes will be limited to $500,000,000 aggregate principal amount, will be direct, unsecured, subordinated obligations of BB&T and will mature on
 , 2011. The notes are not redeemable at the option of BB&T prior to maturity and do not provide for any sinking fund. The notes constitute a single series and are to be issued under the subordinated indenture dated as of May 24, 1996 between us and State Street Bank and Trust Company described in the accompanying prospectus. See "Description of the Debt Securities--Subordinated Debt Securities" in the accompanying prospectus.

   The notes will be issued in fully registered form only, in denominations of $1,000 and multiples of $1,000. Principal of and interest on the notes will be payable, and the transfer of notes will be registrable, through the depository as described below.

   Branch Banking and Trust Company, a wholly-owned subsidiary of BB&T, will act as principal paying agent for the notes.

   BB&T expects to appoint Banque Internationale a Luxembourg S.A., as paying agent and transfer agent in Luxembourg with respect to the notes in definitive form. As long as the notes are listed on the Luxembourg Stock Exchange, BB&T will maintain a paying and transfer agent in Luxembourg, and any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg. See "--Notices" below.

Subordination

   As described in the accompanying prospectus, the notes are subordinate and subject in right of payment to the prior payment in full of all existing and future senior indebtedness of BB&T. See "Description of the Debt Securities-- Subordinated Debt Securities--Subordination" in the accompanying prospectus. The subordinated indenture does not limit or prohibit the incurrence of additional senior indebtedness.

   As described in the accompanying prospectus, payment of the principal of the notes may be accelerated in the case of certain events involving the bankruptcy, insolvency or reorganization of BB&T. There is no right of acceleration in the case of a default by BB&T in the performance of any covenant or agreement in the notes or the subordinated indenture, including the failure to pay principal of or interest on the notes when due. See "Description of the Debt Securities--Subordinated Debt Securities--Limited Rights of Acceleration" and "--Events of Default" in the accompanying prospectus.

Interest Payments

   The notes will mature at par on August , 2011. Interest at the annual rate set forth on the cover page of this prospectus supplement will accrue from and
including August  , 2001, payable semi-annually on     and    , commencing    ,
to the persons in whose names the notes are registered at the close of business
on the preceding     or    . Interest payable at the maturity of a note will be
payable to the registered holder of the note to whom principal is payable. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

   If any interest payment date for the notes falls on a day that is not a business day, the interest payment will be postponed to the next day that is a business day, and no interest on such payment will accrue for the period from and after the interest payment date. If the maturity date for a series of notes falls on a day that is not a business day, the payment of interest and principal may be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date. When we refer to a "business day" we mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

   Interest payments for the notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the interest payment date or the maturity date, as the case may be.

Further Issues

   We may from time to time, without notice to or the consent of the registered holders of the notes, create and issue further notes ranking pari passu with the notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) and so that such further notes may be consolidated and form a single series with the notes and have the same terms as to status, redemption or otherwise as the notes.

Book-Entry, Delivery and Form

   The notes will be issued in the form of one or more global notes, which will deposited with, and on behalf of, The Depositary Trust Company, New York, New York, called DTC, and registered in the name of Cede & Co., DTC's nominee. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the notes though DTC, Clearstream Banking Luxembourg, S.A. or Euroclear Bank, as operator of the Euroclear System, if they are participants in such systems, or indirectly through organizations which are participants in such systems. A more detailed description of the procedures of DTC, Clearstream and Euroclear with respect to the notes and with respect to global clearance and settlement is set forth in the accompanying prospectus under "Global Securities." DTC, Clearstream and Euroclear have confirmed to BB&T, the underwriters and the trustee that they intend to follow such procedures.

Luxembourg Listing, Paying and Transfer Agent

   We will appoint Banque Internationale a Luxembourg S.A., 69, route d'Esch, L-2953 Luxembourg, as our Luxembourg listing, paying and transfer agent and will maintain a paying and transfer agent in Luxembourg for so long as the notes are listed on the Luxembourg Stock Exchange. If and when any global securities are exchanged for certificated notes in registered form as a result of the circumstances described in the accompanying prospectus under "Global Securities--Book-Entry, Delivery and Form," registered holders of the notes may present their notes for transfer or for payment of principal at the offices of the Luxembourg listing, paying and transfer agent.

Notices

   Any notices required to be given to the holders of the notes will be given to DTC, and we will also publish all such notices in a daily newspaper of general circulation in Luxembourg so long as the notes are listed on the Luxembourg Stock Exchange. We expect that publication will be made in Luxembourg in the Luxembourg Wort. We will deem any notice to have been made on the date such notice was first published. We have undertaken to publish any change in the Luxembourg listing, paying and transfer agent in Luxembourg in the manner stipulated above so long as the notes are listed on the Luxembourg Stock Exchange.

Replacement Notes

   In case of mutilation, destruction, loss or theft of any definitive note, application for replacement is to be made at the office of the trustee. Any such definitive note may be replaced by BB&T and the trustee in compliance with such procedures, and on the terms as to evidence and indemnity, as BB&T and the trustee may require. All costs incurred in connection with the replacement of any definitive note will be borne by the holder of the note. Mutilated or defaced definitive notes must be surrendered before new ones will be issued.

Governing Law

   The subordinated indenture and the notes are governed by and will be construed in accordance with New York law.

                         UNITED STATES FEDERAL TAXATION

   The following summary describes the material United States federal income and certain estate tax consequences of ownership and disposition of the notes. This summary provides general information only and is directed solely to original beneficial owners purchasing notes at the "issue price," that is, the first price to the public at which a substantial amount of the notes in an issue is sold (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based on the Internal Revenue Code of 1986, as amended to the date of this prospectus supplement (the "Code"), existing administrative pronouncements and judicial decisions, existing and proposed Treasury Regulations currently in effect, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary discusses only notes held as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to a beneficial owner in light of his particular circumstances or to beneficial owners subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, persons holding notes in connection with a hedging transaction, "straddle," conversion transaction or other integrated transaction or persons who have ceased to be United States citizens or to be taxed as resident aliens. Persons considering the purchase of notes should consult their tax advisers with regard to the application of the United States federal income and estate tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to United States Persons

   For purposes of the following discussion, "United States person" means a beneficial owner of a note that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any State or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust and (v) certain electing trusts that were in existence on August 20, 1996. Partnerships are subject to special tax rules and should contact their tax advisers.

 Payments of Interest

   Interest on a note will generally be taxable to a United States person as ordinary interest income at the time it is accrued or is received in accordance with the United States person's method of accounting for tax purposes.

 Sale, Exchange or Retirement of the Notes

   Upon the sale, exchange or retirement of a note, a United States person will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the United States person's adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest on the note. Amounts attributable to accrued interest are treated as interest as described under "Payments of Interest" above. A United States person's adjusted tax basis in a note generally will equal the cost of the note to the United States person.

   In general, gain or loss realized on the sale, exchange or redemption of a note will be capital gain or loss. Prospective investors should consult their tax advisers regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates) and losses (the deductibility of which is subject to limitations).

 Backup Withholding and Information Reporting

   Backup withholding and information reporting requirements may apply to certain payments of principal, premium and interest on a note, and to payments of proceeds of the sale or redemption of a note, to certain non-corporate United States persons. BB&T, its agent, a broker, or any paying agent, as the case may be, will be required to withhold from any payment a tax at a maximum rate of 30.5 percent of such payment (for payments made on or after January 1, 2002) if the United States person fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, fails to certify that such United States person is not subject to backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules. The rate of backup withholding is scheduled to be reduced over time to 28% in 2006. Any amounts withheld under the backup withholding rules from a payment to a United States person may be credited against such United States person's United States federal income tax and may entitle such United States person to a refund, provided that the required information is furnished to the United States Internal Revenue Service.

Tax Consequences to Non-U.S. Persons

   For purposes of the following discussion a "Non-U.S. Person" is any person other than a United States person, as defined above.

 Withholding Taxes

   Generally, payments of principal and interest on the notes will not be subject to U.S. withholding taxes.

   However, for the exemption from withholding taxes to apply to you, one of the following requirements must be met.

    . You provide a completed Form W-8BEN (or substitute form) and delivered it to the bank, broker or other intermediary who holds the notes. The Form W-8BEN contains your name, address and a statement that you are the beneficial owner of the notes and that you are not a United States Person.

    . You hold your notes directly through a "qualified intermediary", and the qualified intermediary has sufficient information in its files indicating that you are not a United States Person. A qualified intermediary is a party to a withholding agreement with the IRS and is (1) a foreign financial institution or a foreign clearing operation, other than a U.S. branch or a U.S. office of such institution; (2) a foreign branch or office of a U.S. financial institution or a foreign branch or office of a U.S. clearing organization; (3) a foreign corporation for purposes of presenting claims of benefits under an income tax treaty on behalf of its shareholders; or (4) any other person acceptable to the IRS.

    . You are entitled to an exemption from withholding tax on interest under a tax treaty between the U.S. and your country of residence. To claim this exemption, you must generally complete Form W-8BEN and claim this exemption on the form. In some cases, you may instead be permitted to provide documentary evidence of your claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

    . The interest income on the notes is effectively connected with the conduct of your trade or business in the U.S., and is not exempt from U.S. tax under a tax treaty. To claim this exemption, you must complete Form W-8ECI.

   Even if you meet one of the above requirements, interest paid to you will be subject to withholding tax under any of the following circumstances:

    . The withholding agent or an intermediary knows or has reason to know that you are not entitled to an exemption from withholding tax. Specific rules apply for this test.

    . The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false.

    . An intermediary through which you hold the notes fails to comply with the procedures necessary to avoid withholding taxes on the notes. In particular, an intermediary is generally required to forward a copy of your Form W-8BEN (or other documentary information concerning your status) to the withholding agent for the notes. However, if you hold your notes through a qualified intermediary--or if there is a qualified intermediary in the chain of title between yourself and the withholding agent for the notes--the qualified intermediary will not generally forward this information to the withholding agent.

    . You own 10% or more of the voting stock of BB&T, are a "controlled foreign corporation" with respect to BB&T, or are a bank making a loan in the ordinary course of its business. In these cases, you will be exempt from withholding taxes only if you are eligible for a treaty exemption or if the interest income is effectively connected with your conduct of a trade or business in the U.S., as discussed above.

   Interest payments made to you will generally be reported to the IRS and to you on Form 1042-S. However, this reporting does not apply to you if one of the following conditions applies:

    . You hold your notes directly through a qualified intermediary and the applicable procedures are complied with.

    .  You file Form W-8ECI.

   The rules regarding withholding are complex and vary depending on your individual situation. They are also subject to change. In addition, special rules apply to certain types of Non-U.S. Persons, including partnerships, trusts, and other entities treated as pass-through entities for U.S. federal income tax purposes. We suggest that you consult with your tax adviser regarding the specific methods for satisfying these requirements.

 Sale or Retirement of Notes

   If you sell a note or it is redeemed, you will not be subject to federal income tax on any gain unless one of the following applies:

    . The gain is connected with a trade or business that you conduct in the U.S.

    . You are an individual, you are present in the U.S. for at least 183 days during the year in which you dispose of the note, and certain other conditions are satisfied.

 U.S. Trade or Business

   If you hold your note in connection with a trade or business that you are conducting in the U.S.:

    . Any interest on the note, and any gain from disposing of the note, generally will be subject to income tax as if you were a United States Person.

    . If you are a corporation, you may be subject to the "branch profits tax" on your earnings that are connected with your U.S. trade or business, including earnings from the note. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

 Estate Taxes

   If you are an individual, your notes will not be subject to U.S. estate tax when you die. However, this rule only applies if, at your death, payments on the notes were not connected to a trade or business that you were conducting in the U.S.

 Information Reporting and Backup Withholding

   U.S. rules concerning information reporting and backup withholding are described above. These rules apply to Non-U.S. Persons as follows:

    . Principal and interest payments you receive will be automatically exempt from the usual rules if you are a Non-U.S. Person exempt from withholding tax on interest, as described above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, as described above, interest payments made to you may be reported to the IRS on Form 1042-S.

    . Sale proceeds you receive on a sale of your notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup withholding may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the U.S. We suggest that you consult your tax adviser concerning information reporting and backup withholding on a sale.

   The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon an owner's particular situation. Owners should consult their own tax advisers with respect to the tax consequences to them of the ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

                                  UNDERWRITING

   Salomon Smith Barney Inc. and BB&T Capital Markets, a division of Scott & Stringfellow, Inc., are acting as representatives of the underwriters named below.

   Subject to the terms and conditions stated in the underwriting agreement,
dated        , 2001, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of the notes set forth opposite the underwriter's name.

                                                                  Principal
   Underwriter                                                 Amount of Notes
   -----------                                                 ---------------
   Salomon Smith Barney Inc. .................................  $
   BB&T Capital Markets, a division of Scott & Stringfellow,
    Inc. .....................................................
   Sandler, O'Neill & Partners, L.P. .........................
   Bear, Stearns & Co. Inc. ..................................
   UBS Warburg LLC............................................
   Merrill Lynch, Pierce, Fenner & Smith Incorporated.........
   Goldman, Sachs & Co. ......................................
                                                                ------------
     Total....................................................  $500,000,000
                                                                ============

   The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any.

   The underwriters propose to offer some of the notes directly to the public at the public offering price listed on the cover page of this prospectus
supplement, plus accrued interest from     2001 to the date of delivery of
these notes, and some of the notes to dealers at the public offering price less
a concession not to exceed   % of the principal amount of the notes. The
underwriters may allow, and dealers may reallow, a concession not to exceed   %
of the principal amount of the notes on sales to other dealers. After the initial offering of the notes, the representatives may change the public offering price and concessions.

   The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

                                                                    Paid by BB&T
                                                                    ------------
   Per note........................................................

   In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

   The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

   Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

   One of the underwriters is BB&T Capital Markets, a division of Scott & Stringfellow, Inc., a wholly-owned subsidiary of BB&T. Therefore, offers and sales of the notes as described in this prospectus supplement will comply with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding the offer and sale of securities of an affiliate. BB&T Capital Markets will inform any of its customers that intend to purchase the notes, that BB&T Capital Markets is an affiliate of BB&T. No member of the National Association of Securities Dealers participating in offers and sales of the notes will confirm any sales of the notes to any discretionary account without the prior specific written approval of the customer.

   This prospectus supplement and the accompanying prospectus may be used by BB&T in connection with offers and sales related to secondary market transactions in the offered notes. BB&T may act as principal or agent in such transactions. These sales will be made at prices related to prevailing market prices at the time of sale.

   Some of the underwriters and their affiliates, from time to time, may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including banking, financial advisory, insurance and investment banking services, for BB&T and its subsidiaries, for which they receive customary fees and expenses.

   The notes are offered for sale in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is lawful to make such offers.

   Each of the underwriters has represented and agreed that it has not and will not offer, sell or deliver any of the notes directly or indirectly, or distribute this prospectus supplement or the prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on BB&T except as set forth in the underwriting agreement.

   Although we have applied to list these notes on the Luxembourg Stock Exchange in accordance with the rules of the Luxembourg Stock Exchange, a listing may not be obtained. We do not intend to list the notes on any other securities exchange. The notes are a new issue of securities with no established trading market. No assurance can be given as to the liquidity of, or the trading markets for, the notes. Purchasers of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price stated on the cover page hereof. BB&T has been advised by the underwriters for the notes that they currently intend to make a market in the notes, but they are not obligated to do so and may discontinue such market-making at any time without notice.

   One or more of the underwriters may make copies of the prospectus supplement and the accompanying prospectus available over the Internet to certain customers through its or their websites. The underwriters expect to allocate a portion of the notes for sale to qualified brokerage account holders. Other than the prospectus supplement and accompanying prospectus in electronic format, the information on any such website is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and accompanying prospectus form a part, has not been approved or endorsed by us or any underwriter in such capacity and should not be relied on by prospective investors.

   Expenses associated with this offering, to be paid by BB&T, are estimated to be $730,000.

   BB&T has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

   It is expected that delivery of the notes will be made against payment therefor on or about August , 2001, which is the fifth business day following the date of this prospectus supplement (such settlement cycle being referred to in this prospectus supplement as "T+5"). The ability to settle secondary market trades of the notes effected on the date of pricing and the succeeding business day may be affected by T+5 settlement.

              DIRECTORS AND EXECUTIVE OFFICERS OF BB&T CORPORATION

   The members of the board of directors of BB&T are John A. Allison, IV, Nelle Ratrie Chilton, Alfred E. Cleveland, Ronald E. Deal, Tom D. Efird, Paul S. Goldsmith, L. Vincent Hackley, Jane P. Helm, Richard Janeway, M.D., J. Ernest Lathem, M.D., James H. Maynard, Joseph A. McAleer, Jr., Albert O. McCauley, J. Holmes Morrison, Richard L. Player, Jr., C. Edward Pleasants, Jr., Nido R. Qubein, E. Rhone Sasser, Jack E. Shaw and Harold B. Wells. The executive officers of BB&T are John A. Allison, IV, W. Kendall Chalk, Robert E. Greene, Sherry A. Kellett, Kelly S. King, Scott E. Reed, Henry G. Williamson, Jr. and
C. Leon Wilson, III. The business address of each director and executive officer in such capacities is 200 West Second Street, Winston-Salem, North Carolina 27102-1250.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the notes are effected. Accordingly, any resale of the notes in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with the available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

Representations of Purchasers

   Each purchaser of notes in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such notes without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, (iii) if in Quebec, such purchaser shall be deemed to have agreed that all documents relating to such purchase be in English only, and (iv) such purchaser has reviewed and acknowledges the terms above under "--Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provision of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of BB&T's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon BB&T or such persons. All or a substantial portion of the assets of BB&T and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against BB&T or such persons in Canada or to enforce a judgment obtained in Canadian courts against BB&T or such persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of notes to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any notes acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British

Columbia Securities Commission Blanket Order BOR #95/17, a copy of which we will send to any such purchaser upon request. Only one such report must be filed in respect of notes acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of the notes should consult their own legal and tax advisers with respect to the tax consequences of an investment in the notes in their particular circumstances and with respect to the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL OPINIONS

   The legality of the notes will be passed upon for us by Womble Carlyle Sandridge & Rice, PLLC, Charlotte, North Carolina, and for the underwriters by Gibson, Dunn & Crutcher LLP, New York, New York. Gibson, Dunn & Crutcher LLP will rely on the opinion of Womble Carlyle Sandridge & Rice, PLLC as to matters of North Carolina law, and Womble Carlyle Sandridge & Rice, PLLC will rely upon the opinion of Gibson, Dunn & Crutcher LLP as to matters of New York law. Members of Womble Carlyle Sandridge & Rice, PLLC own shares of our common stock.

                                    EXPERTS

   The consolidated financial statements of BB&T Corporation and its subsidiaries which are incorporated by reference in this prospectus supplement from BB&T's current report on Form 8-K dated July 25, 2001, which restates the consolidated financial statements that are incorporated by reference from BB&T's annual report on Form 10-K for the year ended December 31, 2000, as restated in a current report on Form 8-K dated April 27, 2001, to reflect the acquisition by BB&T of Century South Banks, Inc. on June 7, 2001, have been audited by Arthur Andersen LLP, independent public accountants, as indicated on their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                              GENERAL INFORMATION

   We have applied to list the notes on the Luxembourg Stock Exchange in accordance with the rules thereof. In connection with the listing application, our Articles of Incorporation and Bylaws and a legal notice relating to the issuance of the notes have been deposited prior to listing with Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg, where copies thereof may be obtained upon request. Copies of the above documents together with this prospectus supplement, the accompanying prospectus, the subordinated indenture, the form of underwriting agreement and our current annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as all such future reports, so long as any of the notes are outstanding, will be made available for inspection at the main office of Banque Internationale a Luxembourg, in Luxembourg. Banque Internationale a Luxembourg will act as intermediary between the Luxembourg Stock Exchange and us and the holders of the notes, as long as the notes are represented by global notes. In addition, copies of the above reports may be obtained free of charge at such office.

   Other than as disclosed or contemplated herein or in the documents incorporated herein by reference, there has been no adverse change in our financial position which is material in the context of the issue of the notes since December 31, 2000.

   Branch Banking and Trust Company ("BB&T-NC") and Branch Banking and Trust Company of South Carolina ("BB&T-SC"), each of which provides a wide range of banking services to individuals and commercial customers, are the only subsidiaries of BB&T that accounted for more than 10% of BB&T's net income for the year ended December 31, 2000. BB&T owns 100% of the capital stock of BB&T-NC and BB&T-SC, which at December 31, 2000 was $3.69 billion for BB&T-NC and $378.7 million for BB&T-SC. At December 31, 2000, the allowance (reserve) for loan and lease losses was $357.3 million for BB&T-NC and $50.4 million for BB&T-SC. The registered ofices of BB&T-NC and BB&T-SC are located at 200 West Second Street, Winston-Salem, North Carolina 27101 and 301 College Street, Greenville, South Carolina 29601, respectively.

   We do not publish unconsolidated financial statements.

   Our independent accountants are Arthur Andersen LLP, Atlanta, Georgia.

   Other than as disclosed or contemplated in the documents incorporated herein by reference, neither we nor any of our subsidiaries are involved in litigation, arbitration, or administrative proceedings relating to claims or amounts that are material in the context of the issue of the notes, and we are not aware of any such litigation, arbitration, or administrative proceedings pending or threatened.

   The issue and sale of the notes will be authorized by a certificate of one
of our designated officers dated    , 2001, as authorized by resolutions
adopted by our board of directors on June 26, 2001.

   The notes, the subordinated indenture and the underwriting agreement are governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America, applicable to agreements made and to be performed wholly within such jurisdiction.

   The European Union is considering new procedures that would apply to you if you are a tax resident of a member state and you receive interest on notes from a paying agent located in another member state. Under these procedures, each member state would be required to provide information regarding payments of interest or other similar income paid by a person within its jurisdiction to an individual resident in another member state to the tax authorities of such other member state. Certain member states would have the right to opt instead for a transitional withholding system for such payments. We advise you to consult your tax adviser about the possible implications of these requirements. See "United States Federal Taxation" above for a discussion of United States tax issues relating to the notes.

   We have applied for clearance of the notes through the Clearstream Luxembourg and Euroclear systems. The notes have been assigned Euroclear and
Clearstream Luxembourg Common Code No.    , International Security
Identification Number (ISIN)    and CUSIP No.    .

                            PRINCIPAL OFFICE OF BB&T
                             200 West Second Street
                      Winston-Salem, North Carolina 27101

          TRUSTEE, REGISTRAR,
          AUTHENTICATING AGENT                        PAYING AGENT
  State Street Bank and Trust Company       Branch Banking and Trust Company
          225 Franklin Street,                    223 West Nash Street
      Boston, Massachusetts 02110             Wilson, North Carolina 27894

                              LUXEMBOURG LISTING,
                              PAYING AND TRANSFER
                                     AGENT
                            Banque Internationale a
                                Luxembourg S.A.,
                                69, route d'Esch
                               L-2953 Luxembourg

                                 LEGAL ADVISERS

                To BB&T                            To the underwriters
        as to United States Law                  as to United States Law
 Womble Carlyle Sandridge & Rice, PLLC        Gibson, Dunn & Crutcher LLP
      3300 One First Union Center             200 Park Avenue, 48th Floor
    Charlotte, North Carolina 28202             New York, New York 10166

                                    AUDITORS
                              Arthur Andersen LLP
                                   Suite 2500
                            133 Peachtree Street NE
                             Atlanta, Georgia 30303

PROSPECTUS

                                BB&T Corporation

                                Debt Securities
                                Preferred Stock
                               Depositary Shares
                                  Common Stock
                                    Warrants
                                     Units

   BB&T Corporation may offer and sell:

    . unsecured debt securities consisting of senior notes and debentures and subordinated notes and debentures, and other unsecured evidences of indebtedness in one or more series, which may be convertible into or exchangeable for common stock or debt securities,

    .  shares of common stock,

    . shares of preferred stock, in one or more series, which may be convertible into or exchangeable for common stock or debt securities,

    . warrants to purchase debt securities, preferred stock or common stock,

    . depositary shares representing fractional interests in preferred stock, and

    .  units consisting of any combination of the above securities.

   The aggregate initial offering price of the securities that we offer will not exceed $1,150,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of our offering.

   We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest in the securities. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

   A security is not a deposit and the securities are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

   The offered securities may be offered and sold directly by us or through one or more underwriters or agents. Supplements to this prospectus will set forth the terms of sale of the offered securities and the identity of any underwriter or agent. Any underwriter, dealer or agent participating in any offering of the offered securities may be deemed an "underwriter" within the meaning of the Securities Act of 1933. See "Plan of Distribution."

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is July 25, 2001.

    IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS AND THE
                       ACCOMPANYING PROSPECTUS SUPPLEMENT

    We may provide information to you about the securities we are offering in three separate documents that progressively provide more detail:

    . this prospectus, which provides general information, some of which may not apply to your securities;

    . an accompanying prospectus supplement, which describes the terms of the securities, some of which may not apply to your securities; and

    . if necessary, a pricing supplement, which describes the specific terms of your securities.

    If the terms of your securities vary between the pricing supplement, the prospectus supplement and the accompanying prospectus, you should rely on the information in the following order of priority:

    .   the pricing supplement, if any;

    .   the prospectus supplement; and

    .   the prospectus.

    Unless indicated in the applicable prospectus supplement, neither we nor the underwriters have taken any action that would permit us to publicly sell these securities in any jurisdiction outside the United States. If you are an investor outside the United States, you should inform yourself about and comply with any restrictions as to the offering of the securities and the distribution of this prospectus.

                                ---------------

                               TABLE OF CONTENTS

About this Prospectus.......................................................   3

Where You Can Find More Information.........................................   3

Incorporation of Certain Documents by Reference.............................   3

Forward-Looking Statements..................................................   4

BB&T Corporation............................................................   5

Use of Proceeds.............................................................   7

Consolidated Ratios of Earnings to Fixed Charges............................   7

Regulatory Considerations...................................................   8

Description of the Debt Securities..........................................   9

Description of Preferred Stock..............................................  19

Description of Depositary Shares............................................  20

Description of Common Stock.................................................  23

Description of Warrants.....................................................  26

Global Securities...........................................................  28

Plan of Distribution........................................................  32

Validity of Securities......................................................  34

Experts.....................................................................  34

                             ABOUT THIS PROSPECTUS

   This prospectus is a combined prospectus that is part of two registration statements that we filed with the SEC utilizing a "shelf" registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,150,000,000. Of such amount, $150,000,000 is attributable to a registration statement that registered only debt securities. Accordingly, a minimum amount of $150,000,000 of the securities covered by this combined prospectus will be debt securities. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the securities. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described in the following section.

   Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "BB&T," "we," "us," "our" or similar references mean BB&T Corporation.

                      WHERE YOU CAN FIND MORE INFORMATION

   The registration statement that we have filed with the SEC under the Securities Act of 1933 to register the offer and sale of securities offered by this prospectus includes exhibits, schedules and additional relevant information about us. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

   In addition, we file reports, proxy statements and other information with the SEC. You may read and copy any document we have filed at the SEC's public reference rooms located at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at regional offices of the SEC at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, New York, New York 10048. For further information on the SEC's public reference rooms, please call 1-800-SEC-0330. Our filings are also available to the public from the SEC's Internet web site at http://www.sec.gov. Information about us also may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006, and at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information filed with the SEC after the date of this prospectus will automatically update and supersede this information. The following documents filed with the SEC are incorporated by reference:

  .   annual report on Form 10-K for the year ended December 31, 2000;

  .   quarterly report on Form 10-Q for the quarter ended March 31, 2001;

  . current reports on Form 8-K filed with the SEC on January 12, 2001, January 24, 2001 (two), February 8, 2001, April 11, 2001, April 27, 2001, July 10, 2001, July 12, 2001 and July 25, 2001; and

  . descriptions of BB&T's common stock and preferred stock purchase rights set forth in registration statements on Form 8-A filed September 4, 1991 and January 10, 1997, respectively, and in any amendment or report filed for the purpose of updating such descriptions.

   Future filings we make with the SEC, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements, are incorporated by reference in this prospectus until we complete the offering of the securities.

   We will provide each person to whom a copy of this prospectus has been delivered, without charge, a copy of any of the documents referred to above as being incorporated by reference. You may request a copy by writing or telephoning Investor Relations, 150 South Stratford Road, Suite 400, Winston-Salem, North Carolina 27104 (336-733-3058).

   We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, the representations contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

                           FORWARD-LOOKING STATEMENTS

   This prospectus, including information included or incorporated by reference, contains certain forward-looking statements with respect to our financial condition, results of operations, plans, objectives, future performance and business, including, statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions.

   These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to many factors, including

    . competitive pressures among depositary and other financial institutions may increase significantly;

    .   changes in the interest rate environment may reduce margins;

    . general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit;

    . legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which we are engaged;

    . deposit attrition, customer loss or revenue loss following recent or pending mergers may be greater than expected;

    . costs or difficulties related to the integration of our businesses with those of our merger partners may be greater than expected;

    . expected cost savings associated with recent or pending mergers may not be fully realized or realized within the expected time frame;

    . competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than BB&T; and

    .   adverse changes may occur in the securities markets.

                                BB&T CORPORATION

   We are a financial holding company headquartered in Winston-Salem, North Carolina. We operate, primarily through our commercial banking subsidiaries, which do business in Alabama, Georgia, Kentucky, Maryland, North Carolina, South Carolina, Tennessee, Virginia, Washington, D.C. and West Virginia.

   Our largest subsidiary, Branch Banking and Trust Company, referred to in this prospectus as "Branch Bank," was chartered in 1872 and is the oldest bank headquartered in North Carolina. At June 30, 2001, Branch Bank operated 338 banking offices in North Carolina, 128 in Georgia, 85 in West Virginia, 81 in Maryland, 36 in Tennessee, 10 in Kentucky and eight in Washington, D.C. Branch Bank's principal subsidiaries include: BB&T Leasing Corp., based in Charlotte, North Carolina, which specializes in lease financing to commercial businesses and municipal governments; BB&T Investment Services, Inc., located in Charlotte, North Carolina, which offers nondeposit investment alternatives, including fixed-rate and variable rate annuities, mutual funds and discount brokerage services; and BB&T Insurance Services, Inc., headquartered in Raleigh, North Carolina, which is the 11th largest retail insurance broker in the country. Branch Bank has a number of additional subsidiaries, including Prime Rate Premium Finance Corporation, Inc., located in Florence, South Carolina, which provides insurance premium financing primarily to clients in our principal market area; and Laureate Capital Corp., located in Charlotte, North Carolina, which principally specializes in arranging financing of commercial and multi-family real estate.

   Our other commercial banking subsidiaries are Branch Banking and Trust Company of South Carolina and Branch Banking and Trust Company of Virginia. At June 30, 2001, Branch Banking and Trust Company of South Carolina operated 99 banking offices in South Carolina and Branch Banking and Trust Company of Virginia operated 145 banking offices in Virginia.

   Our nonbank subsidiaries include Scott & Stringfellow, Inc., an investment banking and full-service brokerage firm headquartered in Richmond, Virginia. At June 30, 2001, Scott & Stringfellow operated 23 full-service retail brokerage offices in Virginia, 11 in North Carolina and seven in South Carolina. Scott & Stringfellow specializes in the origination, trading and distribution of fixed-income securities and equity products in both the public and private capital markets. Scott & Stringfellow also provides investment banking, financial advisory and underwriting services to a variety of regional corporate and municipal issuers.

   We have a number of other nonbank subsidiaries, including BB&T Bankcard Corporation, which provides credit card services; Regional Acceptance Corporation, which engages in automobile financing; and W.E. Stanley, Inc., an actuarial and employee benefits consulting firm.

   The primary services offered by our subsidiaries include:

    .   Small business lending

    .   Commercial middle market lending

    .   Retail lending

    .   Home equity lending

    .   Sales finance

    .   Mortgage lending

    .   Leasing

    .   Asset management

    .   Trust services

    .   Agency insurance

    .   Treasury services

    .   Investment and mutual funds sales

    .   Capital markets

    .   Factoring

    .   Asset-based lending

    .   International banking services

    .   Cash management

    .   Electronic payment services

    .   Credit and debit card services

                                USE OF PROCEEDS

   We intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes unless otherwise indicated in the prospectus supplement or pricing supplement relating to a specific issue of securities. Our general corporate purposes may include acquisitions of other companies or their assets, repurchasing shares of our common stock, extending credit to, or funding investments in, our subsidiaries and such other purposes indicated in the applicable prospectus supplement or pricing supplement. The precise amounts and timing of our use of the net proceeds will depend upon our, and our subsidiaries', funding requirements and the availability of other funds. Until we use the net proceeds from the sale of any of our securities for general corporate purposes, we will use the net proceeds to reduce our short-term indebtedness or for temporary investments. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our growth, through acquisitions or otherwise, or to fund our subsidiaries.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

   Our consolidated ratios of earnings to fixed charges were as follows for the five fiscal years in the period ended December 31, 2000 and the six months ended June 30, 2001 and June 30, 2000:

                                     Six Months
                                     Ended June
                                         30,       Year Ended December 31,
                                     ------------  ----------------------------
                                     2001   2000   2000  1999  1998  1997  1996
                                     -----  -----  ----  ----  ----  ----  ----
Earnings to fixed charges:
  Excluding interest on deposits....  2.39x  2.31x 2.05x 2.58x 2.75x 2.54x 2.58x
  Including interest on deposits....  1.50   1.48  1.38  1.55  1.54  1.49  1.50

   For purposes of computing these ratios, earnings represent income from continuing operations before extraordinary items and cumulative effects of changes in accounting principals plus income taxes and fixed charges (excluding capitalized interest). Fixed charges, excluding interest on deposits, represent interest (other than on deposits, but including capitalized interest), one-third (the proportion representative of the interest factor) of rents and all amortization of debt issuance costs. Fixed charges, including interest on deposits, represent all interest, one-third (the proportion representative of the interest factor) of rents and all amortization of debt issuance costs.

                           REGULATORY CONSIDERATIONS

   The Federal Reserve Board regulates, supervises and examines BB&T, which is a financial holding company under the Bank Holding Company Act. For a discussion of the material elements of the regulatory framework applicable to financial holding companies and their subsidiaries and specific information relevant to BB&T, please refer to our annual report on Form 10-K for the fiscal year ended December 31, 2000, our current report on Form 8-K filed on July 25, 2001 (which restated financial statements and other financial data set forth in our annual report on Form 10-K, as restated in a current report on Form 8-K dated April 27, 2001), our quarterly report on Form 10-Q for the period ended March 31, 2001, and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of account holders. As a result of this regulatory framework, our earnings are affected by actions of the Federal Reserve Board, the Federal Deposit Insurance Corporation, which insures the deposits of our banking subsidiaries within certain limits and regulates our banking subsidiaries, and the SEC, which regulates the activities of certain subsidiaries engaged in the securities business. In addition, our banking subsidiaries are subject to regulation by state banking authorities.

   Depositary institutions, like BB&T's bank subsidiaries, are also affected by various federal laws, including those relating to consumer protection and similar matters. BB&T also has other financial services subsidiaries that are regulated, supervised and examined by the Federal Reserve Board and other state and federal regulatory agencies and self-regulatory organizations.

   Changes to federal laws and regulations and to the laws and regulations in the states where we and our subsidiaries do business can affect the operating environment of financial holding companies and their subsidiaries in substantial and unpredictable ways. We cannot accurately predict whether legislation will ultimately be enacted, and, if enacted, the ultimate effect that it, or implementing regulations, would have upon our or our subsidiaries' financial condition or results of operations.

                       DESCRIPTION OF THE DEBT SECURITIES

   The debt securities will constitute either senior debt securities or subordinated debt securities. The senior debt securities will be issued under a senior indenture with State Street Bank and Trust Company, as senior trustee. The subordinated debt securities will be issued under a subordinated indenture, with State Street Bank and Trust Company, as subordinated trustee. We collectively refer to the senior indenture and the subordinated indenture as the "indentures" and the senior trustee and the subordinated trustee as the "trustee."

   In the event of the resignation or removal of the trustee prior to the issuance of a particular series of debt securities, the trustee for such series of debt securities will be identified in the prospectus supplement for such series, and all references to "trustee" shall be deemed to mean the trustee so identified. No trustee shall be responsible for the acts, obligations, liabilities or responsibilities of any other trustee. The following summaries of certain provisions of the indentures may not be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the indentures. Wherever particular sections or defined terms of the indentures are referred to, we intend that such sections or definitions shall be incorporated herein by reference. Capitalized terms not otherwise defined in this prospectus or in the applicable prospectus supplement have the meanings given such terms in the indentures.

   The following sets forth certain terms and provisions of the debt securities to which any prospectus supplement or pricing supplement may relate. When we offer any debt securities--which we refer to as "Offered Securities"--we will describe in that prospectus supplement or pricing supplement the particular terms of the Offered Securities and the extent, if any, to which such general provisions may apply to the Offered Securities.

Debt Securities Generally

   The indentures do not limit the aggregate principal amount of debt securities that may be issued under them and provide that debt securities may be issued from time to time in one or more series. The debt securities will be our direct, unsecured obligations and will not be obligations of a bank insured by the FDIC or any other government agency. Neither the indentures nor the debt securities will limit or otherwise restrict the amount of other indebtedness that we may incur or other securities that we or any of our subsidiaries may issue.

   We refer you to the prospectus supplement or pricing supplement relating to each particular series of Offered Securities for definitions of the following terms of those Offered Securities:

    .  the title;

    .  any limit on the aggregate principal amount;

    . whether the Offered Securities are senior debt securities or subordinated debt securities;

    . the price or prices, expressed as a percentage of the aggregate principal amount of the Offered Securities, at which the Offered Securities will be issued;

    .  the date or dates on which the Offered Securities will mature;

    . the rate or rates, which may be fixed or floating, per year at which the Offered Securities will bear interest, if any, or the method of determining the interest rates;

    . the date from which interest, if any, on the Offered Securities will accrue, the dates on which interest, if any, will be payable, the date on which payment of interest, if any, will commence and the regular record dates for such interest payment dates, if any;

    . the extent to which any of the Offered Securities will be issuable in the form of one or more temporary or permanent global securities, and if so, the identity of the depositary for the global securities, or the manner in which any interest payable on temporary or permanent global securities will be paid;

    . the dates, if any, on which, and the price or prices at which, we will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund or any purchase fund provisions, redeem the Offered Securities, and the other detailed terms and provisions of such sinking and/or purchase funds;

    . the date, if any, after which, and the price or prices at which, we may, pursuant to an optional redemption provision, redeem the Offered Securities or the holder of the Offered Securities may require us to redeem them, and the other detailed terms and provisions of such optional redemption;

    . the denomination or denominations in which the Offered Securities are authorized to be issued;

    . whether the Offered Securities will be issued as registered securities, bearer securities, or both and any limitations on the issuance of such bearer securities, including exchange for registered securities of the same series;

    .  information with respect to book-entry procedures;

    . each office or agency where, subject to the terms of the applicable indenture, the Offered Securities may be presented for registration of transfer or exchange; and

    . any other terms of the Offered Securities, which will not be inconsistent with the provisions of the applicable indenture.

   We may issue debt securities as original issue discount securities to be sold at a substantial discount below their principal amount. If we do, we will describe special federal income tax and other considerations relating to the original discount securities in the applicable prospectus supplement or pricing supplement.

   We may issue debt securities as registered securities, bearer securities or both. Unless we otherwise indicate in the applicable prospectus supplement or pricing supplement, each series of debt securities will be registered securities. Debt securities issued as bearer securities will have interest coupons attached, unless issued as zero coupon securities. Unless we otherwise indicate in the applicable prospectus supplement or pricing supplement, we will issue registered securities only in denominations of $1,000 or integral multiples thereof and bearer securities only in denominations of $5,000 or integral multiples thereof.

   We will not offer, sell or deliver bearer securities in connection with their original issuance in the United States or to any United States person other than to offices located outside the United States of certain United States financial institutions. "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States or any estate or trust the income of which is subject to United States federal income taxation regardless of its source. "United States" means the United States of America, including the States and the District of Columbia, and its possessions. Purchasers of bearer securities will be subject to certification procedures and may be affected by certain limitations under United States tax laws. Those procedures and limitations will be described in the prospectus supplement relating to the offering of the bearer securities.

   The applicable prospectus supplement will include a description of the requirements for certification of ownership by non-United States persons that will apply prior to the issuance of bearer securities or the payment of interest that occurs prior to the issuance of bearer securities.

   Unless otherwise indicated in the applicable prospectus supplement or pricing supplement, registered securities of any series, other than a global security, except as set forth below, will be exchangeable into an equal aggregate principal amount of registered securities of the same series, tenor and terms of different authorized denominations and bearer securities may be exchanged for registered securities on the terms set forth in the applicable prospectus supplement. Registered securities will not be exchangeable for bearer securities. Unless otherwise indicated in the applicable prospectus supplement or pricing supplement, debt securities may be presented for exchange, and registered securities (other than a global security) may be presented for registration of transfer, at the offices of the appropriate trustee. We also may designate in the applicable prospectus supplement or pricing supplement the corporate trust department of Branch Bank as an office where the transfer of the registered securities may be registered.

   No service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment sufficient to cover any tax or other governmental charge payable in connection therewith.

 Payment and Paying Agent

   Unless otherwise indicated in the applicable prospectus supplement or pricing supplement, payment of principal of and any premium and interest on registered securities will be made at the office of the appropriate trustee, except that at our option interest may be paid by mailing a check to the address of the person entitled thereto as it appears on the security register (Section 3.02 of the senior indenture; Section 4.02 of the subordinated indenture). We also may designate in the applicable prospectus supplement or pricing supplement the corporate trust department of Branch Bank, as an office where principal and any premium and interest on registered securities may be paid. Paying agents will be named in the prospectus supplement or pricing supplement and may be terminated at any time.

   Unless otherwise indicated in the applicable prospectus supplement, payment of principal of and any premium and interest on bearer securities will be made, subject to applicable laws and regulations, at such paying agencies outside the United States as we may designate from time to time. Any such payment may be made, at the option of the holder, by check or by transfer to an account maintained by the payee with a bank located outside the United States. Unless otherwise indicated in the applicable prospectus supplement, payment of interest on bearer securities will be made only against surrender of the coupon relating to the relevant interest payment date. No payment with respect to any bearer security will be made at any office or agency in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States.

 Restriction on Sale or Issuance of Voting Stock of Principal Constituent Banks

   Except as described below under "Consolidation, Merger, Sale, Conveyance and Lease," each indenture prohibits our sale or other disposition of shares of or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of voting stock of a Principal Constituent Bank or a Principal Constituent Bank's issuance of its own shares of or securities convertible into, or options, warrants or rights to subscribe for or purchase its own shares of voting stock if, in each case, after giving effect to such transaction the Principal Constituent Bank would cease to be a Controlled Subsidiary. In addition, each indenture prohibits the merger or consolidation of a Principal Constituent Bank with any other corporation unless we are or a Controlled Subsidiary is the surviving corporation, and the lease, sale or transfer of all or substantially all the assets of a Principal Constituent Bank to any corporation or person, except to us or a Controlled Subsidiary or a person that, upon such lease, sale or transfer, will become our successor company or a Controlled Subsidiary. The indentures, however, do not prohibit any such sale, assignment, transfer or disposition of securities, any such merger or consolidation or any such lease, sale or transfer of properties and assets if required by law or as a condition imposed by law to the acquisition by us or any Controlled Subsidiary, directly or indirectly, of any person if, thereafter:

    .  such person would be a Controlled Subsidiary;

    .  our Consolidated Net Banking Assets would not be decreased; and

    . Branch Bank would still be a Controlled Subsidiary (Section 3.06 of the senior indenture; Section 4.06 of the subordinated indenture).

   "Controlled Subsidiary" means any subsidiary of which more than 80% of the aggregate voting power of the outstanding shares of the voting stock is at the time owned directly or indirectly by us or by one or more of our Controlled Subsidiaries, after giving effect to the issuance to any person other than us or any Controlled Subsidiary of voting stock of the subsidiary issuable on exercise of options, warrants or rights to subscribe for such voting stock or on conversion of securities convertible into such voting stock.

   "Principal Constituent Bank" means Branch Bank and, at any time, any other bank subsidiary the total assets of which, as set forth in the most recent statement of condition of such bank subsidiary, equal more than 30% of the total assets of all bank subsidiaries as determined from the most recent statements of condition of the bank subsidiaries.

 Limitation on Creation of Liens

   Each indenture provides that we will not create, assume, incur or suffer to exist any pledge, encumbrance or lien, as security for indebtedness for borrowed money, upon any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, voting stock of a Principal Constituent Bank, if, treating the pledge, encumbrance or lien as a transfer to the secured party, the Principal Constituent Bank would not be a Controlled Subsidiary (Section 3.07 of the senior indenture; Section 4.07 of the subordinated indenture).

   Neither indenture restricts us from incurring, assuming or becoming liable for any type of debt nor from creating, assuming, incurring or permitting to exist any mortgage, pledge, encumbrance, lien or charge on our property (except the voting stock of a Principal Constituent Bank). In addition, neither indenture requires us to maintain any financial ratios or specified levels of net worth or liquidity and or any other provisions that would provide protection to holders of the debt securities due to a sudden or dramatic decline in the credit quality of the debt securities caused by a change in control, recapitalization or other capital restructuring.

 Modification of the Indentures; Waiver of Covenants

   Each indenture contains provisions permitting us and the trustee to modify the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected thereby, except that, without the consent of the holder of each debt security affected thereby, no such modification may, among other things:

    . change the stated maturity date of the principal of or any premium, or any installment of interest on, any outstanding security;

    . reduce the principal amount of, or any premium or interest on, any outstanding security;

    . reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof;

    . change the place of payment of principal of, or any premium or interest on, any outstanding security;

    . impair the right to institute suit for the enforcement of any payment on or with respect to any outstanding security;

    . reduce the percentage in principal amount of outstanding securities of any series the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults and their consequences; or

    . in the case of the subordinated indenture, make any change in the subordination provisions that adversely affects the rights of any holder of subordinated debt securities.

   Prior to any acceleration of the debt securities of any series, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series may waive any past default or event of default under the applicable indenture, except a default under a covenant that cannot be modified without the consent of each holder of a debt security of the series affected thereby (Section 4.07(b) of the senior indenture; Section 5.07(b) of the subordinated indenture). In addition, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may rescind a declaration of acceleration of the debt securities of any series before any judgment has been obtained if:

    . we pay the trustee certain amounts due the trustee plus all matured installments of principal of and any premium and interest on the debt securities of such series, other than installments due by acceleration, and interest on the overdue installments to the extent provided in the applicable indenture, and

    . all other defaults with respect to the debt securities of that series under the applicable indenture have been cured or waived (Section 4.01 of the senior indenture; Section 5.01 of the subordinated indenture).

 Consolidation, Merger, Sale, Conveyance and Lease

   Each indenture provides that we may not consolidate with or merge into another corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any person unless:

    . the successor is organized under the laws of any domestic jurisdiction and assumes our obligations on the debt securities and under the applicable indenture;

    . after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing; and

    . certain other conditions are met (Section 9.01 of the senior indenture; Section 10.01 of the subordinated indenture).

   In that event, the successor will be substituted for us and, except in the case of a lease, we will be relieved of our obligations under the applicable indenture and the debt securities of each series (Section 9.02 of the senior indenture; Section 10.02 of the subordinated indenture).

 The Trustee

   We will have no material relationship with the trustee other than as trustee. Any Principal Constituent Bank may transact business with the trustee in the ordinary course.

   The indentures, under the Trust Indenture Act of 1939, are deemed to contain certain limitations on the right of the trustee, as our creditor, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim, as security or otherwise. The trustee will be permitted to engage in transactions with us, provided that those transactions do not result in a material relationship between the trustee and us. The occurrence of a default under either indenture with respect to subordinated debt securities or senior debt securities could create a conflicting interest for the trustee under the Trust Indenture Act. If the default has not been cured or waived within 90 days after the trustee has or acquires a conflicting interest, the trustee generally is required by the Trust Indenture Act to eliminate such conflicting interest or resign as trustee with respect to the senior debt securities or the subordinated debt securities. In the event of the trustee's resignation, we promptly will appoint a successor trustee with respect to the affected securities.

Senior Debt Securities

   The senior debt securities will be our direct, unsecured obligations and will rank equally and ratably with all our outstanding unsecured and unsubordinated indebtedness.

 Events of Default

   The senior indenture defines an event of default with respect to any particular series of senior debt securities as being any one of the following events unless it is either inapplicable to a particular series or specifically deleted or modified for the senior debt securities of such series:

    . default for 30 days in the payment of any interest upon any of the senior debt securities of that series;

    . default in the payment of the principal of or any premium on any of the senior debt securities of that series when due;

    . default in the payment of any sinking fund installment or analogous obligation with respect to any of the senior debt securities of that series when due;

    . a default or event of default under any instrument under which there may be issued or borrowed, or by which there may be secured or evidenced, any of our indebtedness, other than the senior debt securities of that series or indebtedness to a subsidiary, or any indebtedness of any subsidiary, other than indebtedness of any subsidiary to us or to another subsidiary, shall happen and not less than $1,000,000 of such indebtedness shall be past due, or become due by acceleration, and such indebtedness or acceleration is not discharged or rescinded within 15 days after notice by the senior trustee or holders of at least 25% in aggregate principal amount of the outstanding senior debt securities of that series calculated in accordance with the formula set forth in such series in the case of a series of senior debt securities issued as original issue discount securities;

    . final judgment(s) or order(s) for the payment of money in excess of $1,000,000 is entered against us or one or more Principal Constituent Banks and within 90 days of entry is not discharged or the execution thereof is not stayed pending appeal, or within 90 days after the expiration of the stay the judgment(s) or order(s) is not discharged;

    . default in the observance or performance of any other covenant or agreement in the senior debt securities of such series or the senior indenture for 90 days after notice by the senior trustee or holders of at least 25% in aggregate principal amount of the outstanding senior debt securities of the series calculated in accordance with the formula set forth in such series in the case of a series of senior debt securities issued at an original issue discount; or

    . certain events of bankruptcy, insolvency or reorganization involving us or a Principal Constituent Bank (Section 4.01).

   If an event of default with respect to the senior debt securities of any series shall occur and be continuing, the senior trustee or the holders of not less than 25% in aggregate principal amount (in the case of a series of senior debt securities issued at an original issue discount, calculated in accordance with the formula set forth in such series) of all the outstanding senior debt securities of that series may declare the principal (or in the case of a series of senior debt securities issued at an original issue discount, the amount calculated in accordance with the formula set forth in such series of senior debt securities) of all the securities of that series to be immediately due and payable (Section 4.01). The senior indenture provides that the senior trustee, within 90 days after the occurrence of a default with respect to senior debt securities of any series under the senior indenture, shall mail to the holders of the senior debt securities of that series notice of all uncured defaults known to it that have not been waived. The term "defaults" includes events specified above that, after notice or lapse of time or both, would become an event of default. Except in the case of default in the payment of principal of or any premium or interest on any of the senior debt securities of that series or in the making of any sinking fund payment or analogous obligation with respect to the senior debt securities of that series, however, the senior trustee may withhold such notice if it in good faith determines that withholding such notice is in the interest of the holders of the securities of that series (Section 4.08).

   Subject to the provisions of the senior indenture relating to the duties of the senior trustee in case an event of default shall occur and be continuing, the senior trustee is under no obligation to exercise any of the rights or powers vested in it under the senior indenture at the request, order or direction of any of the holders of the senior debt securities, unless such holders offer to the senior trustee reasonable security or indemnity (Section 5.02(d)). Subject to certain limitations contained in the senior indenture, including among other limitations that the senior trustee will not be exposed to personal liability, the holders of a majority in aggregate principal amount of the outstanding senior debt securities of all series affected, voting as one class, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the senior trustee, or exercising any trust or power conferred on the senior trustee (Section 4.07).

   No holder of any senior debt security of any series will have any right to institute any proceeding with respect to the senior indenture or for any remedy thereunder, unless:

    . such holder previously shall have given to the senior trustee written notice of a continuing event of default with respect to senior debt securities of that series,

    . the holders of not less than 25% in aggregate principal amount (in the case of a series of senior debt securities issued at an original issue discount, calculated in accordance with the formula set forth in such series) of the outstanding senior debt securities of that series shall have made written request, and offered reasonable indemnity, to the senior trustee to institute such proceeding as trustee, and

    . the senior trustee shall not have received from the holders of a majority in principal amount of the outstanding senior debt securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days (Section 4.04).

   The holder of any senior debt security, however, will have an absolute right to receive payment of the principal of and any premium and interest, if any, on such senior debt security on or after the due dates expressed in such senior debt security and to institute suit for the enforcement of any such payment (Section 4.04).

   We are obligated to furnish annually to the senior trustee a statement as to our performance of our obligations under the senior indenture and as to any default in such obligations (Section 3.04).

 Defeasance

   We may terminate certain of our obligations under the senior indenture with respect to the senior debt securities of any series on the terms and subject to the conditions contained in the senior indenture, by:

    . depositing irrevocably with the senior trustee as trust funds in trust:

      . U.S. dollars or U.S. Government Obligations (as defined below) in an amount which through the payment of interest, principal and premium, if any, in respect thereof in accordance with their terms will provide, without any reinvestment of such interest, principal or premium, not later than one business day before the due date of any payment, money, or

      . a combination of money and U.S. Government Obligations sufficient to pay the principal of and any premium and interest on the senior debt securities of such series as such are due, and

    . satisfying certain other conditions precedent specified in the senior indenture.

   Such deposit and termination are conditioned among other things upon our delivery of an opinion of independent counsel that the holders of the senior debt securities of such series will have no federal income tax consequences as a result of such deposit and termination. Such termination will not relieve us of our obligation to pay when due the principal of and premium and interest on the senior debt securities of such series if the senior debt securities of such series are not paid from the money or U.S. Government Obligations held by the senior trustee for payment thereof (Section 13.05).

   "U.S. Government Obligations" means securities that are direct obligations of the United States of America for the payment of which its full faith and credit are pledged or obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof.

Subordinated Debt Securities

   The subordinated debt securities will be our direct, unsecured obligations and will rank equally and ratably with all our outstanding subordinated indebtedness. The subordinated debt securities will have a minimum weighted maturity of at least five years.

 Subordination

   Our obligation to make any payment of principal, premium or interest on the subordinated debt securities, to the extent set forth in the subordinated indenture, will be subordinate and junior in right of payment to the prior payment in full of all existing and future senior indebtedness, as that term is defined in the subordinated indenture. Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the holders of senior indebtedness are entitled to receive payment in full of principal and any premium and interest before the holders of the subordinated debt securities are entitled to receive any payment on account of the principal of and any premium or interest on the subordinated debt securities. In a reorganization or readjustment, however, holders of the subordinated debt securities may receive our securities or securities of any other corporation that are subordinated to both senior indebtedness and any securities received in the reorganization or readjustment by holders of senior indebtedness, except to the extent that any securities so received are by their terms expressly not superior in right of payment to the subordinated debt securities (Section 3.03). Our dissolution, winding up, liquidation or reorganization following a conveyance, transfer or lease of our properties and assets substantially as an entirety in compliance with the terms described above under "Consolidation, Merger, Sale, Conveyance and Lease" will not be deemed to be a dissolution, winding up, liquidation or reorganization for this purpose (Section 3.03(d)). In addition, we may not pay principal of, or any premium or interest on, the subordinated debt securities and may not acquire any subordinated debt securities for cash or property other than our capital stock if a default on senior indebtedness occurs and is continuing that permits holders of such senior indebtedness to accelerate its maturity and such default is the subject of judicial proceedings or we receive written notice of such default from a representative of all holders of the senior indebtedness. If we receive any such notice, a similar notice received within 360 days thereafter relating to the same default on the same issue of senior indebtedness shall not be effective for such purpose. We may resume payments on the subordinated debt securities and may acquire them when that default is cured or waived or shall have ceased to exist, or the senior indebtedness to which such default relates shall have been paid in full in cash or cash equivalents or if that default is not the subject of judicial proceedings, 120 days pass after we receive such written notice (Section 3.02(b)).

   By reason of this subordination, in the event of our insolvency, holders of senior indebtedness may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than other of our creditors. However, this subordination will not prevent the occurrence of any event of default (Section 3.12).

   The subordinated indenture does not restrict the incurrence of additional senior indebtedness.

   "Senior indebtedness" means the principal of, and premium, if any, on:

    .  all of our obligations for money borrowed, whenever created, except:

      . such indebtedness as is by its terms expressly stated to be junior in right of payment to the subordinated debt securities, and

      . such indebtedness as is by its terms expressly stated to rank equal or "pari passu" in right of payment with the subordinated debt securities, and

    . any deferrals, renewals or extensions of any such senior indebtedness.

 Limited Rights of Acceleration

   Unless otherwise specified in the prospectus supplement or pricing supplement relating to any series of subordinated debt securities, payment of principal of the subordinated debt securities may be accelerated only in the case of an "Acceleration Event" which is defined in the indenture as any of the bankruptcy, insolvency or reorganization events with respect to us that constitute an event of default. There is no right of acceleration in the case of a default in the payment of principal of or any premium or interest on the subordinated debt securities or our performance of any other covenant in the subordinated indenture.

 Conversion or Exchange

   If and to the extent mentioned in the relevant prospectus supplement, any subordinated debt securities series may be convertible or exchangeable into other debt securities or common stock, preferred stock or depositary shares. The specific terms on which any subordinated debt securities series may be so converted or exchanged will be described in the relevant prospectus supplement. These terms may include provisions for conversion or exchange, either mandatory, at the holder's option or at our option, in which case the amount or number of securities the subordinated debt securities holders would receive would be calculated at the time and in the manner described in the relevant prospectus supplement.

 Events of Default

   The subordinated indenture defines an event of default with respect to any particular series of subordinated debt securities as being any one of the following events unless it is either inapplicable to a particular series or specifically deleted or modified for the subordinated debt securities of that series:

    . default for 30 days in the payment of any interest on any of the subordinated debt securities of that series;

    . default in the payment of the principal of or any premium on any of the subordinated debt securities of that series when due;

    . default in the payment of any sinking fund installment or analogous obligation with respect to that series when due;

    . a default or event of default under any instrument under which there may be issued or borrowed, or by which there may be secured or evidenced, any of our indebtedness, other than the subordinated debt securities of that series or indebtedness to a subsidiary, or any indebtedness of any subsidiary, other than indebtedness of any subsidiary owing to us or to another subsidiary, shall happen and not less than $1,000,000 of such indebtedness shall be past due, or become due by acceleration, and such indebtedness or acceleration is not discharged or rescinded within 15 days after notice by the subordinated trustee or holders of at least 25% in aggregate principal amount (in the case of a series of subordinated debt securities issued at an original issue discount, calculated in accordance with the formula set forth in such series) of the outstanding subordinated debt securities of that series;

    . final judgment(s) or order(s) for the payment of money in excess of $1,000,000 is entered against us or one or more Principal Constituent Banks and within 90 days of entry is not discharged, or the execution thereof is not stayed pending appeal, or within 90 days after the expiration of the stay, the judgment(s) or order(s) is not discharged;

    . default in the observance or performance of any other covenant or agreement in the subordinated debt securities of such series or the subordinated indenture for 90 days after notice by the subordinated trustee or holders of at least 25% in aggregate principal amount (in the case of a series of subordinated debt securities issued at an original issue discount, calculated in accordance with the formula set forth in such series) of the outstanding subordinated debt securities of the series; or

    . certain events of bankruptcy, insolvency or reorganization involving us or a Principal Constituent Bank (Section 5.01).

   Rights of acceleration in case an event of default occurs are limited. See "Limited Rights of Acceleration."

   In case an Acceleration Event shall have occurred and be continuing, the subordinated trustee or the holders of not less than 25% in aggregate principal amount (in the case of a series of subordinated debt securities issued at an original issue discount, calculated in accordance with the formula set forth in such series) of the outstanding subordinated debt securities of that series may declare the principal (or, in the case of a series of subordinated debt securities issued at an original issue discount, the amount calculated in accordance with the formulas set forth in such series of subordinated debt securities) of all the securities of such series to be immediately due and payable (Section 5.01). The subordinated indenture provides that the subordinated trustee, within 90 days after the occurrence of a default with respect to subordinated debt securities of any series under the subordinated indenture, shall mail to the holders of the subordinated debt securities of that series notice of all uncured defaults known to it that have not been waived. The term "defaults" includes events specified above which, after notice or lapse of time or both, would become an event of default. Except in the case of default in the payment of principal of or any premium or interest on any of the subordinated debt securities of that series or in the making of any sinking fund payment or analogous obligation with respect to the subordinated debt securities of that series, however, the subordinated trustee may withhold such notice if it in good faith determines that withholding such notice is in the interest of the holders of the subordinated debt securities of that series (Section 5.08).

   Subject to the provisions of the subordinated indenture relating to the duties of the subordinated trustee in case an event of default shall occur and be continuing, the subordinated trustee is under no obligation to exercise any of the rights or powers vested in it under the subordinated indenture at the request, order or direction of any of the holders of the subordinated debt securities, unless such holder offers to the subordinated trustee reasonable security or indemnity (Section 6.02(d)). Subject to certain limitations contained in the subordinated indenture, including among other limitations that the subordinated trustee will not be exposed to personal liability, the holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of all series affected, voting as one class, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the subordinated trustee, or exercising any trust or power conferred on the subordinated trustee (Section 5.07).

   No holder of any subordinated debt security of any series will have any right to institute any proceeding with respect to the subordinated indenture or for any remedy thereunder unless:

    . such holder previously shall have given to the subordinated trustee written notice of a continuing event of default with respect to subordinated debt securities of that series, and

    . the holders of not less than 25% in aggregate principal amount (in the case of a series of subordinated debt securities issued at an original issue discount, calculated in accordance with the formula set forth in such series) of the outstanding subordinated debt securities of that series shall have made written request, and offered reasonable indemnity, to the subordinated trustee to institute such proceeding as trustee, and

    . the subordinated trustee shall not have received from the holders of a majority in principal amount of the outstanding subordinated debt securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days (Section 5.04).

   The holder of any subordinated debt security will have an absolute right, however, to receive payment of the principal of and any premium and interest on such subordinated debt security on or after the due dates expressed in such subordinated debt security and to institute suit for the enforcement of any such payment (Section 5.04).

   We are obligated to furnish to the subordinated trustee annually a statement as to our performance of our obligations under the subordinated indenture and as to any default in such obligations (Section 4.04).

                         DESCRIPTION OF PREFERRED STOCK

   Our articles of incorporation authorize us to issue up to 5,000,000 shares of preferred stock in one or more series, and our board has the authority to fix the voting, conversion, exchange, redemption, liquidation and other rights, preferences, privileges, qualifications and limitations of the preferred stock, all without any further vote or action by our shareholders. Of the 5,000,000 shares of preferred stock that we are authorized to issue, we have reserved for issuance 2,000,000 shares, and have designated such shares as our Series B Junior Participating Preferred Stock, in connection with our shareholder rights plan described below under "Description of Common Stock." No shares of preferred stock are currently outstanding. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock, and adversely affect the rights and powers, including voting rights, of such holders. We will describe the particular terms of any series of preferred stock in the applicable prospectus supplement. When issued, shares of preferred stock will be fully paid and nonassessable.

   The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction. We could also issue shares of preferred stock to facilitate a business combination proposed by us in opposition to an unsolicited acquisition proposal. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the board of directors is required to make any determination to issue such stock based on its judgment as to the best interests of our shareholders, the board could act in a manner that would discourage an acquisition attempt or other transaction that some or even a majority of the shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then market price of such stock. The board of directors does not at present intend to seek shareholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the rules of any market on which our securities are traded.

   Under Federal Reserve Board regulations, if the holders of any series of preferred stock become entitled to vote for the election of directors because dividends on that series are in arrears, that series may then be deemed a "class of voting securities," and a holder of 25% or more of that series (or a holder of 5% or more if it otherwise exercises a "controlling influence" over
us) may then be subject to regulation as a bank holding company. In addition, in that event

    . any bank holding company may be required to obtain Federal Reserve Board approval, and any foreign bank, and any company that controls a foreign bank, that has certain types of U.S. banking operations may be required to obtain Federal Reserve Board approval under the International Banking Act of 1978, to acquire 5% or more of any series of preferred stock, and

    . any person other than a bank holding company may be required to obtain Federal Reserve Board approval under the Change in Bank Control Act to acquire 10% or more of that series of preferred stock.

                        DESCRIPTION OF DEPOSITARY SHARES

   The description set forth below and in any prospectus supplement of certain provisions of the deposit agreement and of the depositary shares and depositary receipts does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of deposit agreement and depositary receipts relating to each series of preferred stock which have been or will be filed with the SEC in connection with the offering of such series of preferred stock.

General

   At our option, we may elect to offer fractional interests in shares of preferred stock, rather than shares of preferred stock. If we exercise this option, we will provide for the issuance by a depositary to the public of receipts for depositary shares. Each depositary share will represent fractional interests of a particular series of preferred stock, which will be set forth in the prospectus supplement relating to a particular series of preferred stock.

   The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company selected by us having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. The prospectus supplement relating to a series of depositary shares will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of depositary shares will be entitled, in proportion to the applicable fractional interests in shares of preferred stock underlying such depositary shares, to all the rights and preferences of the preferred stock underlying such depositary shares including dividend, voting, redemption, conversion and liquidation rights.

   The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional interests in shares of the related series of preferred stock in accordance with the terms of the offering described in the related prospectus supplement.

Dividends and Other Distributions

   The depositary will distribute all cash dividends or other cash distributions received in respect of preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the numbers of such depositary shares owned by such holders on the relevant record date. The depositary shall distribute only the amount, however, that can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

   In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the depositary determines that it is not feasible to make such distribution. If this happens, the depositary may, with our approval, sell the property and distribute the net sale proceeds to the holders.

   The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by us to holders of the preferred stock shall be made available to the holders of depositary shares.

Redemption of Depositary Shares

   If a series of the preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of such series of the preferred stock held by the depositary. The depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the depositary shares to be so redeemed at their respective addresses appearing in the depositary's books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares relating to shares of preferred stock so redeemed. If less than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

   After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the money, securities or other property payable upon such redemption and any money, securities or other property to which the holders of the depositary shares were entitled upon such redemption upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting the Preferred Stock

   Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such preferred stock. Each record holder of depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying such holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock underlying such depositary shares in accordance with such instructions, and we will agree to take all action that the depositary may deem necessary to enable the depositary to do so.

Amendment and Termination of Depositary Agreement

   We may enter into an agreement with the depositary at any time to amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, the holders of a majority of the depositary shares must approve any amendment which materially and adversely alters the rights of the existing holders of depositary shares. A deposit agreement may be terminated by us or by the depositary only if all outstanding depositary shares relating thereto have been redeemed or there has been a final distribution in respect of the preferred stock of the relevant series in connection with any liquidation, dissolution or winding up and such distribution has been distributed to the holders of the related depositary shares.

Charges of Depositary

   We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

   The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

   The depositary will forward to the holders of depositary shares all reports and communications from us which are delivered to the depositary and which we are required to furnish to the holders of the preferred stock.

   Neither the depositary nor BB&T will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of BB&T and the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

                          DESCRIPTION OF COMMON STOCK

   We are authorized to issue 1,000,000,000 shares of common stock, par value $5.00 per share. As of June 30, 2001, there were 424,987,963 shares of common stock outstanding.

   Holders of shares of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. There are no cumulative voting rights with respect to the election of directors. Accordingly, the holder or holders of a majority of the outstanding shares of common stock will be able to elect our entire board of directors. Holders of common stock have no preemptive rights to acquire additional shares and are entitled to such dividends as may be declared by the board of directors out of legally available funds. The common stock is not entitled to any sinking fund, redemption or conversion provisions. If BB&T liquidates, dissolves or winds up its business, the holders of common stock will be entitled to share ratably in our net assets remaining after the payment of all creditors, if any, and the liquidation preferences of any preferred shareholders. When issued, the shares of common stock will be fully paid and nonassessable. The common stock is listed on the New York Stock Exchange under the symbol "BBT." The transfer agent and registrar for the common stock is Branch Bank.

Shareholder Rights Plan

   On December 17, 1996, the board of directors adopted a shareholder rights plan pursuant to which stock purchase rights were distributed as a dividend to our common shareholders at a rate of one right for each share of common stock held of record as of January 17, 1997 and for each share of stock issued thereafter. Each right entitles the holder to purchase from BB&T 1/100th of a share of BB&T Series B Junior Participating Preferred Stock (which is substantially equivalent to one share of our common stock) at a price of $145.00, subject to anti-dilution adjustments, or, under certain circumstances, other securities or property.

   The rights plan is designed to enhance the board's ability to prevent an acquiror from depriving shareholders of the long-term value of their investment and to protect shareholders against attempts to acquire BB&T by means of unfair or abusive takeover tactics that have been prevalent in many unsolicited takeover attempts.

   Under the rights plan, the rights will become exercisable only if a person or a group acquires or commences a tender offer for 20% or more of our outstanding common stock or our board declares any person to be an "adverse person." Our board will declare a person to be an adverse person upon its determinations

    . that the person, alone or together with its affiliates and associates, has or will become the beneficial owner of 10% or more of our common stock and

    . that the beneficial ownership by the person (a) is intended or is reasonably likely to cause us to repurchase the common stock beneficially owned by the person or otherwise provide the person with short-term financial gain contrary to our best long-term interests, (b) is reasonably likely to have a material adverse effect on our business or prospects or (c) otherwise is not in the best interests of BB&T and our shareholders, employees, customers and communities in which we and our subsidiaries do business.

   Until they become exercisable, the rights attach to and trade with the common stock. The rights will expire December 31, 2006. The rights may be redeemed by the board at $0.01 per right until 10 days after a person or group has accumulated 20% or more of the common stock or, if earlier, the effective date of the board's declaration that a person has become an adverse person. All rights held or acquired by a person or group holding 20% or more of our shares or by an adverse person are void.

   If a person or group acquired 25% or more of our common stock or the board declared a person to be an adverse person, the rights would then be modified to represent the right to receive, for the exercise price, common stock having a value worth twice the exercise price.

   If we were acquired in a merger or other business combination at any time after a person or group has acquired 20% or more of our common stock, the rights would be modified so as to entitle a holder to buy a number of shares of common stock of the acquiring entity having a market value of twice the exercise price of each right.

Other Provisions

   Our articles and bylaws contain various provisions which may discourage or delay attempts to gain control of BB&T. Our articles include provisions

    . classifying the board of directors into three classes, each class to serve for three years, with one class elected annually;

    . authorizing the board of directors to fix the size of the board between three and 30 directors;

    . authorizing directors to fill vacancies on the board occurring between annual shareholder meetings;

    . providing that directors may be removed only for cause and only by majority vote of shares entitled to vote;

    . authorizing only the board of directors, BB&T's chief executive officer, president or secretary to call a special meeting of shareholders; and

    . requiring a vote by the holders of two-thirds of the common stock to alter certain of the above provisions.

   Our bylaws include specific conditions under which business may be transacted at annual shareholders' meetings, and persons may be nominated for election as directors at annual shareholders' meetings.

   Under the Bank Holding Company Act, any "company" would be required to obtain Federal Reserve Board approval before acquiring 25% or more of the outstanding common stock of BB&T. If the acquiror is a bank holding company, this approval is required before acquiring 5% of the outstanding stock. Obtaining "control" over BB&T would also require Federal Reserve Board prior approval. "Control" generally means

    . the ownership or control of 25% or more of a bank holding company voting securities class,

    . the ability to elect a majority of the bank holding company's directors, or

    . the ability otherwise to exercise a controlling influence over the bank holding company's management and policies.

   Certain provisions of the North Carolina banking statute apply to the acquisition of voting stock resulting in the change of control of a bank or bank holding company if the acquisition is not otherwise subject to approval under the federal Bank Holding Company Act or does not involve acquisition of voting stock of a bank holding company whose principal banking subsidiary is a national bank. The North Carolina statutes provide that the acquisition may not be consummated without prior approval of the Commissioner of Banks, upon application filed 60 days before the effective date. For these purposes, acquisition of control is presumed upon acquisition of 10 percent or more of the outstanding voting stock of the bank or bank holding company.

   In addition, the federal Change in Bank Control Act prohibits a person or group of persons (not constituting a "company" under the Bank Holding Company
Act) from acquiring "control" of a bank holding company unless the Federal Reserve Board has been given 60 days' prior written notice of the proposed acquisition, and within that time period, the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued, or unless the acquisition otherwise requires Federal Reserve Board approval. An acquisition may be made before expiration of the disapproval period if the Federal Reserve Board issues written notice that it intends not to disapprove the action. It is generally assumed that the acquisition of more than 10% of a class of voting stock of a bank holding company with publicly held securities, such as BB&T, would constitute the acquisition of control.

   The North Carolina Control Share Acquisition Act applies to BB&T. This Act is designed to protect shareholders of publicly owned North Carolina corporations based in the state against certain changes in control and to provide shareholders with the opportunity to vote on whether to afford voting rights to certain shareholders. The Act is triggered upon the acquisition by a person of shares of voting stock of a covered corporation that, when added to all other shares beneficially owned by the person, would result in that person holding one-fifth, one-third or a majority of the voting power in the election of directors. Under the Act, shares that are the subject of an acquisition causing a person to cross any of these thresholds have no voting rights until they are conferred by the affirmative vote of the holders of a majority of all outstanding voting shares, excluding those shares held by any person involved or proposing to be involved in the acquisition of shares in excess of the thresholds, any officer of the corporation and any employee of the corporation who is also a director of the corporation. If voting rights are conferred on the acquired shares, all shareholders of the corporation have the right to require that their shares be redeemed at the highest price paid per share by the acquiror for any of the acquired shares.

   In addition, in certain instances the ability of our board to issue authorized but unissued shares of common stock or preferred stock may have an anti-takeover effect.

   Existence of the above provisions could result in our being less attractive to a potential acquiror, or result in our shareholders receiving less for their shares of common stock than otherwise might be available if there were a takeover attempt.

                            DESCRIPTION OF WARRANTS

   We may issue warrants including warrants to purchase debt securities, warrants to purchase common stock or preferred stock, and warrants to purchase equity securities issued by an unaffiliated corporation or other entity and held by us. We may issue warrants independently of or together with any other securities, and the warrants may be attached to or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrant of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following sets forth certain general terms and provisions of the warrants that we may offer. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

Debt Warrants

   The applicable prospectus supplement will describe the terms of any debt warrants, including the following:

    .  the title of the debt warrants;

    .  the offering price for the debt warrants, if any;

    .  the aggregate number of the debt warrants;

    . the designation and terms of the debt securities purchasable upon exercise of the debt warrants;

    . if applicable, the designation and terms of the securities with which the debt warrants are issued and the number of debt warrants issued with each of these securities;

    . if applicable, the date after which the debt warrants and any securities issued with the warrants will be separately transferable;

    . the principal amount of debt securities purchasable upon exercise of a debt warrant and the purchase price;

    . the dates on which the right to exercise the debt warrants begins and expires;

    . if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

    . whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

    .  information with respect to any book-entry procedures;

    . the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;

    . if applicable, a discussion of certain United States federal income tax considerations;

    .  any antidilution provisions of the debt warrants;

    .  any redemption or call provisions applicable to the debt warrants;
       and

    . any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants.

Stock and Other Warrants

   The applicable prospectus supplement will describe the terms of any stock warrants or other warrants to purchase equity securities issued by an unaffiliated corporation or other entity and held by us, including the following:

    .  the title of the stock warrants or other warrants;

    .  the offering price of the stock warrants or other warrants, if any;

    .  the aggregate number of the stock warrants or other warrants;

    . the designation and terms of the common stock, preferred stock or equity securities issued by an unaffiliated corporation or other entity and held by us that is purchasable upon exercise of the stock warrants or other warrants;

    . if applicable, the designation and terms of the securities with which the stock warrants or other warrants are issued and the number of such stock warrants or other warrants issued with each such security;

    . if applicable, the date after which the stock warrants or other warrants and any securities issued with the warrants will be separately transferable;

    . the number of shares of common stock, preferred stock or equity securities issued by an unaffiliated corporation or other entity and held by us purchasable upon exercise of a stock warrant or other warrant and the purchase price;

    . the dates on which the right to exercise the stock warrants or other warrants begins and expires;

    . if applicable, the minimum or maximum amount of the stock warrants or other warrants which may be exercised at any one time;

    . the currency, currencies or currency units in which the offering price, if, any, and the exercise price are payable;

    . if applicable, a discussion of certain United States federal income tax considerations;

    .  any antidilution provisions of the stock warrants or other warrants;

    . any redemption or call provisions applicable to the stock warrants or other warrants; and

    . any additional terms of the stock warrants or other warrants, including terms, procedures and limitations relating to the exchange and exercise of the stock warrants or other warrants.

                               GLOBAL SECURITIES

Book-Entry, Delivery and Form

   We have obtained the information in this section concerning DTC, Clearstream, Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

   Unless otherwise mentioned in the relevant prospectus supplement, we anticipate that securities other than common stock will be issued in the form of one or more global certificates, or "global securities," registered in the name of a depositary or its nominee. Unless otherwise mentioned in the relevant prospectus supplement, the depositary will be The Depository Trust Company, commonly referred to as DTC, and global securities will be registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as participants in DTC. Unless otherwise mentioned in the relevant prospectus supplement, investors may elect to hold their interests in the global securities through either DTC (in the United States) or (in Europe) through Clearstream Banking S.A., or "Clearstream," formerly Cedelbank, or through Euroclear Bank S.A.IN.V., as operator of the Euroclear System, or "Euroclear." Investors may hold their interests in the securities directly if they are participants in such systems, or indirectly through organizations that are participants in these systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries, which in turn will hold these interests in customers' securities accounts in the depositaries' names on the books of DTC. Unless otherwise mentioned in the relevant prospectus supplement, Citibank, N.A. will act as depositary for Clearstream and J.P. Morgan Chase & Co. will act as depositary for Euroclear. We refer to Citibank and J.P. Morgan Chase in these capacities as the "U.S. Depositaries." Beneficial interests in the global securities will be held in authorized denominations of such securities. Except as set forth below, the global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

   Securities represented by a global security can be exchanged for definitive securities in registered form only if:

    . DTC notifies us that it is unwilling or unable to continue as depositary for that global security and we do not appoint a successor depositary within 90 days after receiving that notice;

    . at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency;

    . we in our sole discretion determine that that global security will be exchangeable for definitive securities in registered form and notify the trustee of our decision; or

    . an event of default with respect to the securities represented by that global security has occurred and is continuing.

   A global security that can be exchanged as described in the preceding sentence will be exchanged for definitive securities issued in authorized denominations of such securities in registered form for the same aggregate amount. The definitive securities will be registered in the names of the owners of the beneficial interests in the global security as directed by DTC.

   If applicable, we will make payments with respect to all securities represented by a global security to the paying agent which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the securities represented by global securities. Accordingly, we, the trustee and any paying agent will have no responsibility or liability for:

    . any aspect of DTC's records relating to, or payments made on account of, beneficial ownership interests in a note represented by a global security;

    . any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global security held through those participants; or

    . the maintenance, supervision or review of any of DTC's records relating to those beneficial ownership interests.

   DTC has advised us that its current practice is to credit participants' accounts on each payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on DTC's records, upon DTC's receipt of funds and corresponding detail information. The underwriter will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global security will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in "street name," and will be the sole responsibility of those participants.

DTC

   So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the securities represented by that global security for all purposes of the securities. Owners of beneficial interests in the securities will not be entitled to have securities registered in their names. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a DTC participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of securities. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global security.

   We understand that, under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global security desires to take any action which a holder is entitled to take, then DTC would authorize the participants holding the relevant beneficial interests to take that action and those participants would authorize the beneficial owners owning through such participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

   Beneficial interests in a global security will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for that global security. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the securities will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

   DTC has advised us that it is a limited-purpose trust company organized under the New York banking law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Securities Exchange Act of 1934.

   DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC's participants include securities brokers and dealers, including the underwriter, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTC. Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC's book-entry system. The rules applicable to DTC and its participants are on file with the SEC.

   DTC has advised us that the above information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream

   Clearstream has advised us that it is incorporated under the laws of Luxembourg as a bank. Clearstream holds securities for its participating organizations, or "Clearstream Participants," and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interacts with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriter. Clearstream's U.S. Participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

   Distributions with respect to securities held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear

   Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear, or "Euroclear Participants," and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., or the "Euroclear Operator," under contract with Euroclear Clearance Systems plc, a Belgian corporation. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear Clearance Systems. Euroclear Clearance Systems establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriter. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

   The Euroclear Operator is a Belgian bank. As such it is regulated by the Belgian Banking Commission.

   Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we refer to in this prospectus as the "Terms and Conditions." The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

   Distributions with respect to securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

   Euroclear has further advised us that investors that acquire, hold and transfer interests in the securities by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

   The Euroclear Operator has advised us that under Belgian law, investors which are credited with securities on the records of the Euroclear Operator have a co-proprietary right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear Participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Euroclear Participants credited with such interests in securities on the Euroclear Operator's records, all Euroclear Participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would then have the right under Belgian law only to the return of their pro rata share of the amount of interests in securities actually on deposit.

   Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with such interest in securities on its records.

Global Clearance and Settlement Procedures

   Initial settlement for the securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

   Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities through DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

   Because of time-zone differences, credits of securities received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such securities settled during such processing will be reported to the relevant Euroclear Participants or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

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

   Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor the paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

                              PLAN OF DISTRIBUTION

   We may sell securities to or through underwriters, including broker dealer affiliates of BB&T, to be designated at various times, and also may sell securities to dealers, directly to other purchasers or through agents. The distribution of securities may be effected at various times in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

   The debt securities, preferred stock, depositary shares and warrants will be new issues of securities with no established trading market. It has not presently been established whether the underwriters, if any, of these securities will make a market in these securities. If a market in these securities is made by those underwriters, this market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for these securities.

   This prospectus and the related prospectus supplements may be used by our broker dealer affiliates for offers and sales related to market-making transactions in the securities. Such broker dealer affiliates may act as principal or agent in these transactions. These sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

   In facilitating the sale of securities, underwriters may receive compensation from us or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be considered underwriters, and any discounts or commissions received by them from us and any profit on the resale of securities by them may be considered underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from us will be described, in the prospectus supplement relating to those securities. No underwriter will receive compensation in excess of 8% of the public offering price, or such other maximum amount as may be permitted under the applicable rules of the National Association of Securities Dealers, Inc. in effect at the time of sale.

   Unless otherwise mentioned in the relevant prospectus supplement, the obligations of any underwriters to purchase the securities will be subject to certain conditions precedent, and each of the underwriters with respect to a sale of securities will be obligated to purchase all of its securities if any are purchased. Unless otherwise mentioned in the relevant prospectus supplement, any such agent involved in the offer and sale of the securities in respect of which this prospectus is being delivered will be acting on a best efforts basis for the period of its appointment.

   In connection with an offering of securities, underwriters may purchase and sell these securities in the open market. These transactions may include over allotment and stabilizing transactions and purchases to cover short positions created by underwriters with respect to the offering. Stabilizing transactions consist of certain bids or purchases for preventing or retarding a decline in the market price of the securities; and short positions created by underwriters involve the sale by underwriters of a greater number of securities than they are required to purchase from us in the offering. Underwriters also may impose a penalty bid, by which selling concessions allowed to broker dealers in respect of the securities sold in the offering may be reclaimed by underwriters if such securities are repurchased by underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

   Under agreements which we may enter into, underwriters, agents and their controlling persons who participate in the distribution of securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act.

   If so noted in the prospectus supplement relating to any securities, we will authorize dealers or other persons acting as our agents to solicit offers by certain institutions to purchase any securities from BB&T under contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. We must approve such institutions in all cases. The obligations of any purchaser under any of these contracts will be subject to the condition that the purchase of any securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

   The participation of BB&T broker dealer affiliates in the offer and sale of the securities must comply with the requirements of Rule 2720 of the National Association of Securities Dealers, Inc. regarding underwriting securities of an "affiliate". No NASD member participating in offers and sales will execute a transaction in the securities in a discretionary account without the prior specific written approval of such member's customer.

   If we offer and sell securities directly to a purchaser or purchasers in respect of which this prospectus is delivered, purchasers involved in the reoffer or resale of such securities, if these purchasers may be considered underwriters as that term is defined in the Securities Act, will be named and the terms of their reoffers or resales will be mentioned in the relevant prospectus supplement. These purchasers may then reoffer and resell such securities to the public or otherwise at varying prices to be determined by such purchasers at the time of resale or as otherwise described in the relevant prospectus supplement. Purchasers of securities directly from us may be entitled under agreements that they may enter into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for us in the ordinary course of their business or otherwise.

   Underwriters or agents and their associates may be customers of (including borrowers from), engage in transactions with, and/or perform services for, us, the senior trustee and the subordinated trustee, in the ordinary course of business.

                             VALIDITY OF SECURITIES

   The validity of any offered securities will be passed upon for us by Womble Carlyle Sandridge & Rice, PLLC, Charlotte, North Carolina, and for any underwriters or agents by Gibson, Dunn & Crutcher LLP, New York, New York. Gibson, Dunn & Crutcher LLP will rely upon the opinion of Womble Carlyle Sandridge & Rice, PLLC as to matters of North Carolina law, and Womble Carlyle Sandridge & Rice, PLLC will rely upon the opinion of Gibson, Dunn & Crutcher LLP as to matters of New York law. Members of Womble Carlyle Sandridge & Rice, PLLC own shares of our common stock.

                                    EXPERTS

   The consolidated financial statements of BB&T Corporation and its subsidiaries which are incorporated by reference into this prospectus from BB&T's current report on Form 8-K dated July 25, 2001, which restates the consolidated financial statements that are incorporated by reference from BB&T's annual report on Form 10-K for the year ended December 31, 2000, as restated in a current report on Form 8-K dated April 27, 2001, to reflect the acquisition by BB&T of Century South Banks, Inc. on June 7, 2001, have been audited by Arthur Andersen LLP, independent public accountants, as indicated on their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

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                                  $500,000,000

                           % Subordinated Notes due 2011


                                 ------------
                             PROSPECTUS SUPPLEMENT
                                         , 2001
                             (Including Prospectus
                              dated July 25, 2001)

                                 ------------

Salomon Smith Barney                                       BB&T Capital Markets

                                 ------------

                          Sandler, O'Neill & Partners
                            Bear, Stearns & Co. Inc.
                                  UBS Warburg
                              Merrill Lynch & Co.
                              Goldman, Sachs & Co.

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